UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REATA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2021

at 8:00 a.m. Central Daylight Time

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders, or the Annual Meeting, of Reata Pharmaceuticals, Inc., a Delaware corporation, or the Company. Due to the public health impact of the coronavirus pandemic (COVID-19), and to support the health and well-being of our stockholders, employees and their families, this year’s Annual Meeting will be held in a virtual-meeting format only via live webcast on June 10, 2021, at 8:00 a.m. Central Daylight Time. You may attend the Annual Meeting virtually via the Internet by accessing www.proxydocs.com/RETA, where you will find instructions on how to register, vote electronically and submit questions. For additional instructions on how to attend the Annual Meeting, please review the accompanying proxy statement. Only stockholders who held stock at the close of business on the record date, April 15, 2021, may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon:

(1)

the election of two directors, William D. McClellan, Jr. and William E. Rose, to serve as Class III directors until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or death;

(2)	an advisory (non-binding) vote on a resolution to approve the compensation of our named executive officers;
(3)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
(4)	the transaction of such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

The accompanying proxy statement more fully describes the details of the business to be conducted at the Annual Meeting. Proposal 1 relates solely to the election of the two directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR the two director nominees, FOR approval of the resolution to approve the compensation of our named executive officers and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be accessible by appointment for ten days prior to the meeting by contacting our Investor Relations department at (855) 557-3282. The list of stockholders of record will also be available for review during the Annual Meeting by following the instructions on the meeting website.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to provide our notice of annual meeting, proxy statement and 2020 annual report to stockholders online, with paper copies available free of charge upon request. On or about April 30, 2021, we began mailing a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, instead of a paper copy of our proxy materials.

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The Notice of Internet Availability contains instructions on how to access these documents and how to cast your vote via the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials. All stockholders who have so requested will receive a paper copy of the proxy materials by mail. We believe that this process allows us to provide our stockholders with the information they need on a more timely basis, while lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy via the telephone at 1-866-250-6195 or via the Internet at www.proxypush.com/RETA or by completing, signing and dating the proxy card and returning it in the postage-prepaid envelope.

We intend to hold the Annual Meeting virtually. However, in the event it is possible or advisable to hold the Annual Meeting in person, we may hold the meeting in person at our offices located at 5320 Legacy Drive, Plano, Texas 75024. The Company would publicly announce a determination to hold an in-person only Annual Meeting in a press release available at www.reatapharma.com as soon as practicable before the meeting.

We look forward to speaking with you at the Annual Meeting.

Sincerely,

J. Warren Huff
Chief Executive Officer
April 30, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2021

Our notice of annual meeting, proxy statement, form of proxy card or voting instruction form and 2020 annual report to stockholders are available on the Internet at www.proxydocs.com/RETA.

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PROXY STATEMENT FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2021

at 8:00 a.m. Central Daylight Time

via Live Webcast by Accessing

www.proxydocs.com/RETA

Questions AND ANSWERS ABOUT THE PROXY STATEMENT AND THE ANNUAL MEETING

1. What are proxy materials?

The proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors, or our Board, of Reata Pharmaceuticals, Inc., or Reata, the Company, we or us, for use at the Company’s 2021 Annual Meeting of Stockholders, or Annual Meeting, to be held via live webcast on June 10, 2021, at 8:00 a.m. Central Daylight Time by accessing www.proxydocs.com/RETA in advance of the meeting, completing online registration, which requires that you provide the control number included on your Notice of Internet Availability, proxy card, or voting instruction form, and following the instructions you subsequently receive via e-mail. The proxy materials include the notice of annual meeting of stockholders, this proxy statement for the Annual Meeting, a 2020 annual report to stockholders and the proxy card or, for shares held in street name (held for your account by a broker or other nominee), a voting instruction form, for the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 30, 2021, we began mailing a Notice of Internet Availability to stockholders entitled to vote at the Annual Meeting containing instructions on how to access the proxy materials and how to vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials. In addition, stockholders of record may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. We believe electronic delivery will expedite the receipt of the materials and will help lower the costs of our proxy materials. Please note that, while our proxy materials are available at the website referenced in the Notice of Internet Availability and on our website, no other information contained on either website is incorporated by reference into or considered to be a part of this document.

2. Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A common stock and Class B common stock, or our common stock, at the close of business on April 15, 2021, or the Record Date, are entitled to notice of and to vote at the Annual Meeting. Each share of Class A common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting, and each share of Class B common stock is entitled to three votes on all matters to be voted upon at the Annual Meeting. On the Record Date, 31,368,226 shares of Class A common stock were issued and outstanding (constituting 31,368,226 votes), and 4,909,492 shares of Class B common stock were issued and outstanding (constituting 14,728,476 votes). Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders at the Annual Meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. Shares of common stock that are present virtually during the Annual Meeting constitute shares of common stock represented “in person.”

The presence, in person or by proxy, of the holders of a majority of the voting power of outstanding shares of Class A common stock and Class B common stock on the Record Date (constituting 23,048,352 votes) will constitute a quorum for the transaction of business at the Annual Meeting and any postponement or adjournment thereof, though the Board may fix a new record date for purposes of a postponed or adjourned meeting. Abstentions and broker non-votes, each discussed below, will be counted for the purpose of determining the presence or absence of a quorum.

You are a stockholder of record if your shares of our common stock are registered directly in your own name with our transfer agent, American Stock Transfer & Trust Company, LLC, or AST. You are a beneficial owner of shares of our common stock if a brokerage firm, bank or other agent, called a “nominee,” holds your stock. This is often called ownership in “street name” because your name does not appear in the records of AST. If you are a stockholder of record, you have the right to grant your proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. If you hold any shares in street name, you have the right to direct your nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. If you hold any shares of common stock in street name, you should receive a voting instruction form from your nominee.

3. How do you vote your shares?

If you are a stockholder of record, there are four ways to vote:

•

Virtually During the Meeting. You may vote online during the virtual meeting by following the instructions provided to you by email on the morning of the Annual Meeting. To be admitted to the Annual Meeting and vote your shares, you must register online by providing the control number located on your Notice of Internet Availability or proxy card at www.proxydocs.com/RETA. After completing your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

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Via the Internet. You may vote by proxy via the Internet at www.proxypush.com/RETA by following the instructions provided on the Notice of Internet Availability or proxy card. You must have the control number that is on the Notice of Internet Availability or proxy card when voting.

•

By Telephone. If you live in the United States or Canada, you may vote by proxy via the telephone by calling 1-866-250-6195. You must have the control number that is on the Notice of Internet Availability or proxy card when voting.

•	By Mail. You may vote by completing, dating and signing the proxy card and returning it in the postage-prepaid envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:

•

Virtually During the Meeting. You should follow the instructions provided by your nominee in order to vote during the virtual meeting. To be admitted to the Annual Meeting and vote your shares, you must obtain a legal proxy from your nominee giving you the legal right to vote the shares. You must also register and provide the control number located on your Notice of Internet Availability or the voting instruction form at www.proxydocs.com/RETA. After completing your registration, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

•	Via the Internet. You may provide voting instructions via the Internet by following the instructions provided on the Notice of Internet Availability or your voting instruction form.
•	By Telephone. If it is allowed by your nominee, you may provide voting instructions via the telephone by calling the toll-free number found on your voting instruction form.
•	By Mail. You may provide voting instructions by filling out the voting instruction form and returning it in the postage-prepaid envelope provided.

4. What if you receive more than one proxy card or voting instruction form?

This means that you may have more than one account at AST, with a nominee or both. Please vote all proxy cards and voting instruction forms that you receive so that all the shares that you own will be represented at the Annual Meeting.

5. How may you revoke your proxy or voting instructions?

If you are a stockholder of record, you may revoke or amend your proxy at any time before it is voted at the Annual Meeting by writing to us, Attention: Secretary, directly “revoking” your earlier proxy, submitting a new proxy with a later date by mail, by telephone or via the Internet or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. Your last dated proxy timely received prior to the Annual Meeting, or vote cast at the Annual Meeting, will be counted. If you hold your shares in street name, you must follow the instructions on your voting instruction form to revoke or amend any prior voting instructions.

6. What is discretionary authority?

If you are a stockholder of record and you properly submit your proxy without making any specific selections, your shares will be voted on each matter before the Annual Meeting in the manner recommended by the Board. If other matters not included in this proxy statement properly come before the Annual Meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you in their discretion. At this time, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement. If you are a beneficial owner of shares held in street name, please see the discussion below regarding broker non-votes and the rules related to voting by nominees.

7. What are abstentions, “withhold” votes and “broker non-votes”?

If you are a stockholder of record and you vote “abstain” on the resolution to approve the compensation of our named executive officers or the ratification of the appointment of the independent registered public accounting firm, your shares will not be voted on that matter but will be counted as present in person or by proxy and entitled to vote. Abstentions have the same effect as a vote “against” the resolution to approve the compensation of our named executive officers and the ratification of the appointment of the independent registered public accounting firm. If you are a stockholder of record and you vote “withhold” in the election of a director, your shares will be counted as present in person or by proxy and entitled to vote, but will have no effect on the outcome, because the director nominees who receive the highest number of “for” votes are elected. In all cases, if you are a stockholder of record, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a nominee, you may instruct your nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director, and your vote will have the same effect as described above.

If you are a beneficial owner holding shares through a nominee and you fail to instruct the nominee how your shares should be voted on a particular matter, then your broker nominee may submit a vote on your behalf on “routine” matters. A broker nominee generally may not vote on “non-routine” matters without receiving your specific voting instructions. This is called a “broker non-vote.” Broker non-votes are counted as present and entitled to vote for quorum purposes, but are not considered entitled to vote and have no effect on the outcome of any vote. At the Annual Meeting, your broker nominee will not be able to submit a vote on any matter other than the ratification of the appointment of the independent registered public accounting firm, unless it receives your specific instructions. If your nominee does not receive your specific instructions for the election of directors proposal or the resolution to approve the compensation of our named officers, it will submit a broker non-vote. The broker nominee, however, will be able to vote on the ratification of the appointment of our independent registered public accounting firm even if it does not receive your instructions, so we do not expect any broker non-votes will exist in connection with this proposal.

8. What proposals will be voted on at the Annual Meeting, and what votes are required to approve each of the proposals?

The required vote for each of the proposals expected to be acted upon at the Annual Meeting and the treatment of abstentions and broker non-votes under each proposal are described below:

Proposal No. 1 — Election of directors. Directors are elected by a plurality of the voting power of the outstanding shares of the Company that are present in person or represented by proxy and entitled to vote on the election of directors, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will have no effect on the outcome.

Proposal No. 2 — Advisory (non-binding) vote on a resolution to approve the compensation of our named executive officers. Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval of the compensation of our named executive officers. We value the opinions expressed by our stockholders with respect to this advisory vote, and our compensation committee, which is responsible for overseeing and administering our compensation programs, will consider the outcome of the vote, including whether the votes cast “for” this proposal represent the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote when designing our compensation programs and making future compensation decisions for our named executive officers. We will consider this advisory proposal approved if it receives the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. As a result, abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the vote outcome.

Proposal No. 3 — Ratification of appointment of independent registered public accounting firm. This proposal must be approved by the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote. As a result, abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will not be considered entitled to vote on this proposal and will therefore have no effect on the vote outcome. As discussed above, we do not expect any broker non-votes with respect to this proposal.

9. How does the Board recommend you vote on the proposals?

•	“FOR” the election of each director nominee.
•	“FOR” a resolution to approve the compensation of our named executive officers.
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

10. What do you need to do to attend the Annual Meeting?

The 2021 Annual Meeting will be a completely virtual meeting. There will be no physical meeting location, unless we later announce an in-person only meeting via press release as described in the Question 12 below. The meeting will only be conducted via live webcast. We have adopted a virtual format for our Annual Meeting in light of the public health impact of COVID-19 and to support the health and well-being of our stockholders, employees and their families. This virtual-meeting format uses technology designed to increase stockholder access and provide stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting.

In order to attend, you must register in advance at www.proxydocs.com/RETA. As part of the registration process, you must enter the control number located in your Notice of Internet Availability, proxy card or voting instruction form. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to vote and to submit questions during the Annual Meeting. Please be sure to follow the instructions found on your Notice of Internet Availability, proxy card or voting instruction form and subsequent instructions that will be delivered to you via email. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the Annual Meeting, June 10, 2021, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 8:00 a.m. Central Time. Please allow ample time for online registration and login procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

11. Will you be able to ask questions and participate in the Annual Meeting?

We are aware of concerns that virtual meetings may diminish stockholder voices or reduce accountability and are taking steps to address these concerns. For example, our virtual meeting format enhances, rather than constrains, stockholder access, participation and communication because the online format allows stockholders to communicate with us during the Annual Meeting so they can ask questions to our Board, management and a representative from our independent registered public accounting firm.

We have reserved 20 minutes for stockholder questions at our Annual Meeting. We will answer stockholder questions as they come in, as time permits. We are committed to publicly answering each question received following the Annual Meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Although the live webcast is available only to stockholders as of the record date at the time of the Annual Meeting, the webcast of the Annual Meeting will be archived for the public for one year after the date of the Annual Meeting at www.reatapharma.com.

12. Could emerging developments regarding the coronavirus affect our decision to hold a virtual Annual Meeting?

We intend to hold the Annual Meeting virtually. However, in the event it is possible or advisable to hold the Annual Meeting in person, we may hold the meeting in person at our offices located at 5320 Legacy Drive, Plano, Texas 75024. The Company would publicly announce a determination to hold an in-person only Annual Meeting in a press release available under “Investors > News” on our website at www.reatapharma.com as soon as practicable before the meeting.

13. You share an address with another stockholder. Why did you receive only one copy of the proxy materials, and how may you obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for the proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings to the companies.

A number of brokers with account holders who are stockholders may be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or the Company at 5320 Legacy Drive, Plano, Texas 75024 or (972) 865-2219, in each case Attention: Secretary, and the Company will promptly deliver such additional materials to you. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and proxy statements by contacting your broker or the Company at 5320 Legacy Drive, Plano, Texas 75024 or (972) 865-2219, in each case Attention: Secretary.

14. How will the results of voting be announced?

We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days after the Annual Meeting.

15. Who pays the costs of solicitation?

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials. We have engaged D. F. King & Co., Inc. to assist us in soliciting proxies for a fee of approximately $26,500. Our directors, officers and employees may also solicit proxies by telephone, facsimile or personal solicitation; however, we will not pay these individuals additional compensation for any of these services.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Background

The amended and restated certificate of incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class generally serving three-year terms. The total Board size is currently fixed at eight directors. Currently, the Class III directors (whose terms expire at the Annual Meeting) are William D. McClellan, Jr., and William E. Rose. The Class I directors (whose terms expire at the 2022 annual meeting) are J. Warren Huff, Jack B. Nielsen and Shamim Ruff. The Class II directors (whose terms expire at the 2023 annual meeting) are Martin W. Edwards, M.D., R. Kent McGaughy, Jr., and Christy J. Oliger. The Class III directors elected at the Annual Meeting will hold office until the 2024 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to removal or death.

As described below, the Board has nominated William D. McClellan, Jr., and William E. Rose for election as Class III directors at the Annual Meeting. Mr. McClellan and Mr. Rose have indicated their willingness to serve if elected.

Nomination of Directors

The nominating and corporate governance committee of our Board reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the nominating and corporate governance committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the nominating and corporate governance committee considers each potential nominee’s personal and professional ethics, integrity and values, and commitment to the representation of the long-term interests of the stockholders. The Board membership criteria are set forth in our corporate governance guidelines, a copy of which is available under “Investors > ESG > Governance > Documents & Charters” on our website at www.reatapharma.com. After reviewing the qualifications of potential Board candidates, the nominating and corporate governance committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the nominating and corporate governance committee, the Board nominated Mr. McClellan and Mr. Rose for election as Class III directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

The nominating and corporate governance committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the nominating and corporate governance committee for consideration for election at a future annual meeting of stockholders must provide the nominating and corporate governance committee with notice of the recommendation and certain information regarding the candidate as described in our second amended and restated bylaws and within the time periods set forth under the caption “Stockholder Proposals.”

Pursuant to our corporate governance guidelines, the Company endeavors to have a Board representing diverse experience at policy-making levels with a complementary mix of skills and professional experience in areas relevant to the Company’s activities. The nominating and corporate governance committee will also consider such factors as diversity, including differences in viewpoints, background, education, gender, race or ethnicity, age and other individual qualifications and attributes. As set forth in our corporate governance guidelines, the Company is committed to considering candidates for the Board regardless of gender, race, ethnicity and national origin. Any search firm retained to assist the nominating and corporate governance committee in seeking candidates for the Board will affirmatively be instructed to seek to present women and minority candidates.

Nominees and Incumbent Directors

The nominating and corporate governance committee has recommended, and the Board has nominated, Mr. McClellan and Mr. Rose to be elected as Class III directors at the Annual Meeting. The following table sets forth the following information for Mr. McClellan and Mr. Rose and the Company’s continuing directors: their respective ages as of the Record Date, the positions currently held with the Company, the year each was first elected or appointed a director of the Company, the year their current term will expire and their current class.

Nominee/Director Name	Age	Position	Director Since	Year Current Term Expires	Current Director Class
Nominees for Class III Directors:
William D. McClellan, Jr.	61	Director	2017	2021	III
William E. Rose	53	Director	2016	2021	III
Continuing Directors:
J. Warren Huff	67	Chief Executive Officer, President and Chairman of the Board	2002	2022	I
Jack B. Nielsen	57	Director	2006	2022	I
Shamim Ruff	61	Director	2021(1)	2022	I
Martin W. Edwards, M.D.	65	Director	2020	2023	II
R. Kent McGaughy, Jr.	49	Director	2004	2023	II
Christy J. Oliger	51	Director	2021(1)	2023	II

(1)	Appointed to the Board on April 15, 2021.

Class III Directors Nominated for Election

The following two people have been nominated by the Board to be elected as Class III directors at the 2021 Annual Meeting.

William D. McClellan, Jr. has served as a member of the Board since March 2017. Mr. McClellan, has served as the Chief Financial Officer of Aerin Medical Inc. since January 2018. Mr. McClellan is a financial management consultant to healthcare and life sciences companies, serving as the managing member of Goodwater Consulting, LLC since March 2017. From June 2004 until June 2016, Mr. McClellan was the Chief Financial Officer and Executive Vice President, Finance at On-X Life Technologies Holdings, Inc. Prior to June 2004, Mr. McClellan held financial and accounting positions at various healthcare and other companies and was a certified public accountant (CPA) serving as an auditor with PricewaterhouseCoopers for nine years. He currently serves as a member of the board of directors of Apollo Endosurgery, Inc., a publicly traded company, and chairs its audit committee. Mr. McClellan received a B.B.A. in accounting from Abilene Christian University and is a CPA. Our Board believes that Mr. McClellan is qualified to serve on our Board due to his extensive experience in finance and accounting roles in the healthcare and life sciences industry and in serving as a CPA at a large public accounting firm.

William E. Rose has served as a member of the Board since February 2016. Mr. Rose is the President of Montrose Capital, Inc. Prior to Montrose, Mr. Rose was associated with HBK Capital Management from 1991 until 2012, serving in various capacities, including Co-Chief Investment Officer. He currently serves as a member of the Investment Committee for the Dallas Museum of Art. Mr. Rose received a B.A. in Political Science from Duke University in 1989. Our Board believes that Mr. Rose is qualified to serve on our Board due to his extensive experience investing, his experience with venture capital investments and his board service for other enterprises.

Class I Directors Continuing in Office Until 2022

J. Warren Huff is the Chairman, Chief Executive Officer and President of Reata. He has served as our sole Chief Executive Officer, President and as Chairman of the Board since our founding in 2002. Prior to founding Reata, Mr. Huff served as Chief Executive Officer in a number of biotechnology and information technology start-up enterprises. Mr. Huff started his career as an attorney with Johnson & Gibbs, P.C., where he was a partner and Chairman of the Corporate Securities Practice. Mr. Huff received a B.B.A. magna cum laude from the University of Texas at Austin and a J.D. from Southern Methodist University. Our Board believes that Mr. Huff is qualified to serve on our Board due to his extensive experience investing and working in the pharmaceuticals industry.

Jack B. Nielsen has served as a member of the Board since June 2006. Mr. Nielsen has served as a Managing Director at Vivo Capital LLC, a healthcare focused investment firm, since August 2017, and previously served as a consultant from March 2017 to July 2017. From 2001 to February 2017, Mr. Nielsen was with the Novo A/S (Novozymes) organization and its venture activities in several roles, most recently as a Senior Partner based in Copenhagen, Denmark. From 2006 to 2012, Mr. Nielsen was a Partner at Novo Ventures (US) Inc. in San Francisco, where he established the office which provides certain consultancy services to Novo A/S. He currently serves as a member of the board of directors of public biotech companies Aligos Therapeutics, Inc., ALX Oncology Holdings Inc., Harmony Biosciences Holdings, Inc., and Instil Bio, Inc., as well as several private biotech companies and previously served as a member of the board of directors of public biotech companies Akebia Therapeutics, Inc., Apollo Endosurgery, Inc., Crinetics Pharmaceuticals, Inc., and Merus, N.V. Mr. Nielsen holds an M.Sc. in Chemical Engineering from the Technical University of Denmark, and a Masters in Management of Technology from Center for Technology, Economics and Management, Technical University of Denmark. Our Board believes that Mr. Nielsen is qualified to serve on our Board due to his extensive industry experience, his experience with venture capital investments and his board service for several companies in the biotechnology sector.

Shamim Ruff has served as a member of the Board since April 2021. Ms. Ruff brings over 30 years of experience in the biopharmaceutical industry, serving in various regulatory roles. Ms. Ruff has served as Chief Regulatory Affairs Officer and Senior Vice President, Head of Quality Assurance, at Stoke Therapeutics, Inc. since December 2018. From January 2013 to May 2018, Ms. Ruff served in various roles at Sarepta Therapeutics, Inc., including as Chief Regulatory Officer and Senior Vice President, Quality, from December 2015 to May 2018. Prior to her time at Sarepta Therapeutics, Inc, Ms. Ruff served in increasing senior regulatory roles at Sanofi, Amgen Inc., Abbott Laboratories, and AstraZeneca PLC. Ms. Ruff holds a bachelor’s degree in Chemistry and Biology from the University of Leicester, UK, and a master’s degree in Analytical Chemistry from the University of Loughborough, UK. Additionally, she is a Chartered Chemist and Member of the Royal Society of Chemistry. Our Board believes Ms. Ruff is qualified to serve on our Board due to her extensive regulatory experience at biopharmaceutical companies.

Class II Directors Continuing in Office until 2023

Dr. Martin W. Edwards, M.D. has served as a member of the Board since August 2020. Since 2003, until his retirement in September 2020, Dr. Edwards held various positions at Novo Holdings A/S, a life sciences investment firm, and most recently as a part-time Senior Partner. Earlier in his career, he was Corporate VP and Global Head of Drug Development for Novo Nordisk A/S, where he led all aspects of pre-clinical and clinical drug development. Dr. Edwards currently serves as a member of the board of directors of public biotech companies Kalvista Pharmaceuticals, Inc., Verona Pharma plc, Inozyme Pharma, Inc., and Morphic Holding, Inc., as well as a private biotech company. Dr. Edwards previously served as a member of the board of directors of CoLucid Pharmaceuticals, Inc., a publicly traded company. Dr. Edwards qualified in physiology and medicine at the University of Manchester. Dr. Edwards was elected a Member of the Royal College of Physicians, a Member with distinction of the Royal College of General Practitioners, and a Fellow of the Faculty of Pharmaceutical Medicine, and holds an M.B.A. from the University of Warwick. Our Board believes that Dr. Edwards is qualified to serve on our Board due to his extensive experience and knowledge in the biotechnology sector.

R. Kent McGaughy, Jr. has served as a member of the Board since December 2004. Mr. McGaughy has been a partner in CPMG, Inc. since 2006. Prior to joining CPMG’s predecessor, Cardinal Investment Company, Inc., in 1997, he worked at Simmons & Company International. He currently serves as a member of the board of directors of public biotech companies Apollo Endosurgery, Inc. and Instil Bio, Inc., as well as several private companies. Mr. McGaughy received his B.A. from The University of Texas, summa cum laude and member of Phi Beta Kappa, and his M.B.A. from Harvard Business School. Our Board believes that Mr. McGaughy is qualified to serve on our Board due to his extensive experience investing and extensive service on the boards of directors of other companies.

Christy J. Oliger has served as a member of the Board since April 2021. Ms. Oliger brings nearly 30 years of experience in the biopharmaceutical industry, serving in various commercial roles at Genentech, Inc. and Roche Holding AG from January 2000 until her retirement in July 2020, and at Schering-Plough Corporation from September 1992 until December 1999. Most recently, Ms. Oliger served as Senior Vice President, Oncology Business Unit Head, at Genentech, Inc. During her tenure at Genentech, Inc., Ms. Oliger held senior leadership roles across a variety of therapeutic areas, including oncology, neurology, rare diseases, respiratory, dermatology and immunology in hospital and specialty settings. She currently serves as a member of the board of directors of Karyopharm Therapeutics Inc., a publicly traded pharmaceutical company. Ms. Oliger received a B.A. in Economics from the University of California at Santa Barbara. Our Board believes that Ms. Oliger is qualified to serve on our Board due to her extensive experience in commercial and portfolio management roles at biopharmaceutical companies.

Vote Required

The nominees who receive the greatest number of affirmative votes will be elected as Class III directors. Abstentions and broker non-votes will not affect the election of directors.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the election of the nominees named in this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE TWO DIRECTOR NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2 – ADVISORY (NON-BINDING) vote on a RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

Our Board is committed to excellence in governance. As part of this commitment, and as required by Rule 14a-21 of the Securities Exchange Act of 1934, or the Exchange Act, our Board is providing our stockholders with an opportunity to cast an advisory (non-binding) vote on a resolution to approve the compensation of our named executive officers.

As described below under “Executive Compensation – Compensation Discussion and Analysis,” we have developed a compensation program that is designed to attract, retain and motivate key executives responsible for our success, to provide incentives that reward achievement of performance goals that directly correlate to the enhancement of stockholder value and to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying a significant portion of our executive officers’ compensation to increases in stockholder value. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, which includes the disclosures in the “Executive Compensation – Compensation Discussion and Analysis” section below, the compensation tables, the narrative discussion and any related material disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. For the reasons discussed above, our Board unanimously recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and any related material disclosed in the proxy statement.”

As this vote is advisory, it will not be binding on our Board or our compensation committee, and neither our Board nor our compensation committee will be required to take any action as a result of the outcome of the vote. However, our compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions. In accordance with the vote of the Company's stockholders in 2020 regarding the frequency of future “say-on-pay” votes, the Board intends to hold this vote annually, and the next advisory vote on the frequency of future advisory votes to approve named executive officer compensation will occur in 2026.

Vote Required

Approval of the resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote. As a result, abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the approval of the resolution to approve the compensation of our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further recommended to the Board that we submit the selection of Ernst & Young LLP for ratification by our stockholders at the Annual Meeting.

We are not required to submit the appointment of our independent registered public accounting firm for stockholder approval, but we are submitting the appointment of Ernst & Young LLP for stockholder ratification as a matter of good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider its appointment of Ernst & Young LLP. Even if the appointment is ratified, our audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in the best interests of the Company.

The audit committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, except to the extent the chairman of the audit committee exercises his delegated authority to pre-approve audit and non-audit services. The audit committee approved all services rendered by Ernst & Young LLP in the fiscal year ended December 31, 2020, in accordance with these policies.

In its review of non-audit services, the audit committee considers, among other things, the possible impact of the performance of such services on the independent registered public accounting firm’s independence. The audit committee has determined that the non-audit services performed by Ernst & Young LLP in the fiscal year ended December 31, 2020, were compatible with maintaining the independent registered public accounting firm’s independence. Additional information concerning the audit committee and its activities can be found in the following sections of this proxy statement: “Board of Directors and Committees” and “Report of the Audit Committee.”

Ernst & Young LLP has audited our financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the aggregate fees billed to the Company for the audit and other services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit fees(1)	$779,935	$758,447
Audit-related fees	—	—
Tax fees(2)	—	53,800
All other fees(3)	2,105	2,165
Total	$782,040	$814,412

(1)

Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls, the review of our interim consolidated financial statements and assistance with registration statements filed with the SEC, including the issuance of comfort letters and consents. Included in the 2020 and 2019 audit fees are $ 96,000 and $125,000 of fees billed, respectively, in connection with a follow-on public offering that closed in December 2020 and with a follow-on public offering that closed in November 2019.

(2)	Tax fees principally include fees for tax consulting and compliance.
(3)	All other fees consist of fees for access to Ernst & Young LLP’s online research database.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote. As a result, abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

CORPORATE GOVERNANCE

Director Independence

Our Board currently consists of eight members. Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of our Board as a listed company. Our Board has determined that Messrs. Edwards, McClellan, McGaughy, Nielsen and Rose and Mses. Oliger and Ruff qualify as “independent” directors in accordance with Nasdaq listing requirements and rules. Mr. Huff is not considered independent because he is an employee of Reata. Under Nasdaq rules, the Board’s determination of a director’s independence considers objective tests, such as whether the director is, or has been within the last three years, an employee of the Company and whether the director or any of his family members has engaged in certain types of business dealings with the Company. Additionally, under Nasdaq rules, a director will qualify as an “independent director” only if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these independence determinations, our Board reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Our Board has determined that each of Messrs. Edwards, McClellan, Nielsen and Rose and Mses. Oliger and Ruff, who comprise our audit committee, Messrs. Edwards, McClellan, McGaughy, Nielsen and Rose and Mses. Oliger and Ruff, who comprise our compensation committee, and Messrs. Edwards, McClellan, McGaughy and Nielsen and Mses. Oliger and Ruff, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable rules and regulations of the SEC and the listing requirements of Nasdaq. James E. Bass served as a director and as a member of our audit committee, compensation committee and nominating and corporate governance committee until his resignation from our Board and all committees thereof in August 2020. The Board determined that Mr. Bass was independent in accordance with the standards set forth above during the time he served on our Board and the committees thereof. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving a non-employee director described in “Certain Relationships and Related-Party Transactions.”

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Business Conduct that applies to all of our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) or persons performing similar functions and agents and representatives, including directors and consultants. The full text of our Code of Ethics and Business Conduct is available under “Investors > ESG > Governance > Documents & Charters” on our website at www.reatapharma.com. The audit committee of our Board is responsible for overseeing the Code of Ethics and Business Conduct, and the Board must approve any waivers of the Code of Ethics and Business Conduct for any executive officers or directors. We intend to disclose, on our website, future amendments to certain provisions of our Code of Ethics and Business Conduct or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by federal or state laws or regulations, Nasdaq, our amended and restated certificate of incorporation and our second amended and restated bylaws. Our corporate governance guidelines are available under “Investors > ESG > Governance > Documents & Charters” on our website at www.reatapharma.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or stock exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or stock exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Hedging and Pledging Policies

Pursuant to the Company’s Insider Trading Policy, all directors, officers and other employees of the Company, and their spouses and all other members of their household, are prohibited from making any short sales of any securities of the Company and from engaging in transactions involving Company-based derivative securities. This prohibition includes, but is not limited to, trading in Company-based option contracts, transacting in straddles or collars, hedging (generally purchasing any financial instrument or engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities) and writing puts or calls, but does not include exchange funds. In addition, pursuant to the Company’s Insider Trading Policy, all directors, officers and other employees of the Company, and their spouses and all other members of their household, are prohibited from entering into a pledge of Company securities as collateral for a loan or holding Company securities in a margin account without advance approval.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations & Corporate Communications Department, at (855) 557-3282 or contact us at “Contact Us” on our website at www.reatapharma.com. Also, any stockholder who wishes to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions by contacting us at “Investors > ESG > Governance > Contact the Board” on our website at www.reatapharma.com. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During the year ended December 31, 2020, our Board met six times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings of the committees of which he was a member in our last fiscal year. The Board encourages all directors to attend the annual meeting of stockholders, if practicable. All of our directors then in office attended the Company’s 2020 annual meeting of stockholders. The Board has a standing audit committee, compensation committee and nominating and corporate governance committee. All members of the audit, compensation and nominating and corporate governance committees are non-employee directors whom the Board has determined are independent under the applicable independence standards.

Board Leadership Structure

Our second amended and restated bylaws and our corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and to implement a lead independent director in accordance with its determination that using one or the other structure would be in the best interests of our Company. Mr. Huff currently serves as the Chairman of the Board, and Mr. Nielsen currently serves as the lead independent director of the Board. In addition, in his role as lead independent director, Mr. Nielsen presides over the independent director sessions of the Board in which Mr. Huff, as our Chief Executive Officer, does not participate, and Mr. Nielsen serves as a liaison to management on behalf of the non-employee members of the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. The Board believes at present the combined role of Chairman of the Board and Chief Executive Officer promotes united leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. As Chief Executive Officer, Mr. Huff is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies.

Mr. Nielsen, as lead independent director, provides, in conjunction with the Chairman of the Board, leadership and guidance to the Board, and also:

•	presides at all meetings of the Board at which the Chairman of the Board is not present;
•	presides at all executive sessions of the independent directors and has the authority to call such executive sessions;
•	in consultation with the Chairman of the Board, approves the agenda for each meeting of the Board, taking into account suggestions of other directors;
•

serves as liaison between the Chairman of the Board and the independent directors, although all of the independent directors have complete and open access to the Chairman of the Board and all members of management; and

•	serves as the Board’s contact for direct employee and stockholder communications with the Board.

In addition, all directors are encouraged to suggest the inclusion of agenda items and meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.

The Board’s independent directors regularly meet in executive session without the presence of any members of management. The lead independent director presides at these meetings and provides the Board’s guidance and feedback to the Chairman of the Board and the Company’s management team.

Our Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate. The Board believes that, at the present time, the current arrangement of having strong leadership of the Company’s Chairman of the Board and Chief Executive Officer, the effective counterbalancing role of the lead independent director and a Board composed of strong and independent directors best serves the interest of the Company and its stockholders.

Risk Oversight

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, improve long-term organizational performance and enhance stockholder value. Risk management includes not only understanding Company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risks and discusses with management the appropriate level of risk for the Company. Each of our Board committees also oversees the management of risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In connection with its risk management role, our audit committee meets periodically, both in open session or privately, with representatives from our independent registered public accounting firm and our internal audit firm and with our Chief Financial Officer, Chief Legal Officer and Chief Accounting Officer. The audit committee oversees the Company’s compliance with legal and regulatory requirements.

Board Committees

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee currently consists of Martin W. Edwards, M.D., William D. McClellan, Jr., Jack B. Nielsen, Christy J. Oliger, William E. Rose and Shamim Ruff. Our Board has determined that Messrs. Edwards, McClellan, Nielsen and Rose and Mses. Oliger and Ruff are independent, and that, during his service on the audit committee, Mr. Bass was independent, under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act.

The chair of our audit committee is Mr. McClellan. Our Board has determined that Mr. McClellan is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of the audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and approving fees payable to that firm;
•

approving all audit and non-audit services to be performed by the independent registered public accounting firm; provided, however, the audit committee has delegated to the chair of the audit committee the authority to pre-approve any one or more individual audit or permitted non-audit services for which the estimated fees do not exceed $200,000, as well as adjustments to any pre-approved fee thresholds up to $100,000 for any individual services;

•	assessing the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	reviewing the adequacy of our internal controls over financial reporting;
•	overseeing the performance of the Company’s internal audit function and internal auditors;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters; and
•	monitoring compliance with legal and regulatory requirements.

A current copy of the audit committee charter is available under “Investors > ESG > Governance > Documents & Charters” on our website at www.reatapharma.com. The audit committee met nine times in the year ended December 31, 2020.

Compensation Committee

Our compensation committee consists of Martin W. Edwards, M.D., William D. McClellan, Jr., R. Kent McGaughy, Jr., Jack B. Nielsen, Christy J. Oliger, William E. Rose and Shamim Ruff. Our Board has determined that Messrs. Edwards, McClellan, McGaughy, Nielsen and Rose and Mses. Oliger and Ruff are independent, and that, during his service on the compensation committee, Mr. Bass was independent, under Nasdaq listing standards. The chair of our compensation committee is Mr. Nielsen. The functions of the compensation committee include:

•	reviewing and approving, or recommending that our Board approve, the compensation of our Chief Executive Officer;
•	reviewing and recommending to our Board the compensation of our non-employee directors;
•	reviewing and approving, or recommending that our Board approve, the terms of compensatory arrangements with our other executive officers;
•	administering our equity-based incentive plans;
•	selecting independent compensation consultants, approving fees payable to them and assessing the independence of compensation consultants; and
•	assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the compensation committee may, at the discretion of the compensation committee, include other directors, members of the Company’s management, independent consultants or advisors or such other persons as the compensation committee or its chairperson may determine. The compensation committee may also exclude from its meetings any person it deems appropriate, other than members of the compensation committee. The compensation committee charter provides that the compensation committee will review and approve, or recommend that our Board approve, the compensation of our Chief Executive Officer and all other executive officers of the Company and that the compensation committee will review and recommend to our Board the compensation of our non-employee directors. This authority cannot be delegated. Mr. Huff, our Chief Executive Officer, recommends to the compensation committee the amount and form of each component of each executive’s compensation, including his own compensation, but does not make any recommendation with respect to director compensation. A subcommittee of the compensation committee approves equity awards to our officers who are subject to Section 16(b) of the Exchange Act.

The compensation committee delegates to our Chief Executive Officer and our Chief Operating Officer and Chief Financial Officer the authority to set salaries for all of our employees who are not executive officers, including newly hired employees, grant annual cash bonuses to our employees other than our executive officers up to a specified bonus pool amount, grant stock options and restricted stock units annually to our employees who are not subject to Section 16(b) of the Exchange Act up to a specified option pool amount and restricted stock units pool amount, grant stock options and restricted stock units to newly-hired employees who are not subject to Section 16(b) of the Exchange Act up to a specified option pool amount and restricted stock unit pool amount, grant additional restricted stock units to newly-hired or existing employees who are not subject to Section 16(b) of the Exchange Act up to a specified pool amount, and pay cash sign-on bonuses to newly-hired employees or cash bonuses for retention of existing employees, in each case other than executive officers.

The compensation committee has the authority to retain professional advisors, including special legal counsel or compensation consultants, to advise the compensation committee, all on such terms as the compensation committee deems necessary and advisable. In 2016 through 2020, the compensation committee engaged the Radford, a business of Aon Rewards Solutions, or Radford, as the compensation committee’s compensation consultant. Each year, the compensation committee has instructed Radford to develop a peer group of companies in order to assess the competitiveness of our executive salary, bonus and equity compensation programs and our non-employee director compensation program, to present such data to our compensation committee and to make recommendations to the compensation committee regarding executive officer and non-employee director compensation. Radford reports exclusively to the compensation committee and does not provide any services to us other than services to the compensation committee. In selecting Radford as its independent compensation consultant, the compensation committee assessed the independence of Radford pursuant to SEC and Nasdaq rules. The compensation committee has concluded that Radford is independent, and that we do not have any conflicts of interest with Radford.

A current copy of the compensation committee charter is available under “Investors > ESG > Governance > Documents & Charters” on our website at www.reatapharma.com. The compensation committee met seven times in the year ended December 31, 2020.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Martin W. Edwards, M.D., William D. McClellan, Jr., R. Kent McGaughy, Jr., Jack B. Nielsen, Christy J. Oliger and Shamim Ruff. Our Board has determined that Messrs. Edwards, McClellan, McGaughy, and Nielsen and Mses. Oliger and Ruff are independent, and that, during his service on the nominating and corporate governance committee, Mr. Bass was independent, under the current rules and regulations of the SEC and Nasdaq. The chair of our nominating and corporate governance committee is Mr. Nielsen. The functions of the nominating and corporate governance committee include:

•	identifying, evaluating and selecting, and recommending that our Board approve, nominees for election to our Board and its committees;
•	considering and making recommendations to our Board of regarding the composition of our Board and its committees;
•	reviewing developments in corporate governance practices;
•	reviewing Chief Executive Officer succession plans;
•	reviewing and approving or disapproving of related party transactions; and
•	overseeing an annual evaluation of the Board’s and each committee’s performance.

A current copy of the nominating and corporate governance committee charter is available under “Investors > ESG > Governance > Documents & Charters” on our website at www.reatapharma.com. The nominating and corporate governance committee met four times in the year ended December 31, 2020.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain Relationships and Related-Party Transactions.”

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer (other than Mr. Huff) is set forth following the table. Biographical information for Mr. Huff is set forth above under “Proposal No. 1—Election of Directors.”

Name	Age	Position
J. Warren Huff	67	Chief Executive Officer, President and Chairman of the Board
Manmeet S. Soni	43	Chief Operating Officer, Chief Financial Officer and Executive Vice President
Dawn C. Bir	50	Chief Commercial Officer and Executive Vice President
Colin J. Meyer, M.D.	42	Chief Research and Development Officer and Executive Vice President
Michael D. Wortley	73	Chief Legal Officer and Executive Vice President

Manmeet S. Soni is Reata’s Chief Operating Officer and Chief Financial Officer and oversees manufacturing, quality, global alliances, business development, corporate strategy, finance and accounting, corporate communications, investor relations and information technology. He joined Reata in August 2019 as Chief Financial Officer and assumed the additional role of Chief Operating Officer in June 2020. Prior to joining Reata, Mr. Soni served as Senior Vice President and Chief Financial Officer of Alnylam Pharmaceuticals, Inc. from May 2017 until August 2019. From March 2016 to February 2017, Mr. Soni served as the Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., when ARIAD was acquired by Takeda Pharmaceutical Company Limited. Mr. Soni continued as an employee of ARIAD through May 2017. Previously, Mr. Soni served as Chief Financial Officer and Treasurer of Pharmacyclics, Inc., until its acquisition by AbbVie Inc. in 2015. Prior to joining Pharmacyclics, Mr. Soni worked at ZELTIQ Aesthetics Inc. as corporate controller. Prior to ZELTIQ, Mr. Soni worked at PricewaterhouseCoopers in their Life Science and Venture Capital Group. Mr. Soni currently serves as a member of the board of directors of public biotech companies Pulse Biosciences, Inc., Arena Pharmaceuticals, Inc. and Summit Therapeutics plc. Mr. Soni graduated from Hansraj College at Delhi University in India. He is a CPA and Chartered Accountant from the Institute of Chartered Accountants of India.

Dawn C. Bir joined Reata as Chief Commercial Officer in September 2016 to develop and oversee marketing, market access, sales, training and commercial operations. Prior to joining Reata, Ms. Bir most recently served as Vice President of Sales with Pharmacyclics, LLC. From February 2013 to September 2016, she built and led their first hematology national sales organization of sales representatives, division managers and regional sales directors responsible for the launch of IMBRUVICA® in the United States and Puerto Rico. From October 2011 to February 2013, Ms. Bir served as Vice President Sales & Marketing with McKesson US Pharmaceutical, SKY Pharmaceuticals and RxPak. Prior thereto, she held positions of increasing responsibility within McKesson Corporation, Genentech, Inc. and Bristol-Myers Squibb Company. She currently serves as a member of the board of directors of Geron Corporation, a publicly traded clinical stage pharmaceutical company. Ms. Bir holds a B.S. in Biology from Binghamton University.

Colin J. Meyer, M.D. joined Reata as one of our first employees in 2003, served as Chief Medical Officer until July 2020 and was appointed Chief Research and Development Officer in July 2020. Dr. Meyer received a B.S. in chemistry with specialization in biochemistry and a B.A. in biology from the University of Virginia. He received an M.D. from the University of Texas Southwestern Medical School and an M.B.A. from Southern Methodist University Cox School of Business.

Michael D. Wortley joined Reata as Chief Legal Officer in April 2015. Prior to joining Reata, Mr. Wortley was an attorney at Vinson & Elkins L.L.P. from 1995 to March 2015, serving in various capacities, including Chief Operating Partner of the firm and Managing Partner of the Dallas office, and, prior to 1995, at Johnson & Wortley, P.C., serving as Chairman of the Board and President. He currently serves as a member of the board of directors of Pioneer Natural Resources Company, a publicly traded company. Mr. Wortley earned a B.A. in Political Science from Southern Methodist University, a master’s degree in Regional Planning from the University of North Carolina at Chapel Hill and a J.D. from Southern Methodist University Dedman School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation earned in 2020 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers with respect to the year that ended on December 31, 2020 are:

•	J. Warren Huff, Chief Executive Officer, President and Chairman of the Board;
•	Manmeet S. Soni, Chief Financial Officer and Executive Vice President since August 2019 and also Chief Operating Officer since June 2020;
•	Dawn C. Bir, Chief Commercial Officer and Executive Vice President;
•	Colin J. Meyer, M.D., Chief Medical Officer and Executive Vice President, Product Development until July 2020 and Chief Research and Development Officer and Executive Officer since July 2020; and
•	Michael D. Wortley, Chief Legal Officer and Executive Vice President.

These persons constitute our principal executive officer, our principal financial officer and our three other most highly paid executive officers serving during 2020.

Our Performance and Total Stockholder Return

Our Performance

Our compensation program underpins our strategy of delivering sustainable, long-term growth through continued innovation and other steps to enhance stockholder value.

We have made great strides in the development of bardoxolone methyl. In 2018, we completed the Phase 2 portion of our CARDINAL clinical trial of bardoxolone methyl in patients with chronic kidney disease, or CKD, caused by Alport syndrome. In this trial, bardoxolone methyl demonstrated a statistically significant increase from baseline in estimated glomerular filtration rate, or eGFR, after 48 weeks of treatment and a statistically significant increase from baseline in mean eGFR at Week 52 after withdrawal of the drug for four weeks.

In 2019, we completed the first year of the Phase 3 portion of the CARDINAL trial and reported a statistically significant increase in eGFR as compared to placebo after 48 weeks of treatment and a statistically significant increase in eGFR as compared to placebo at Week 52 after withdrawal of the drug for four weeks.

In 2020, we completed the second year of the Phase 3 portion of the CARDINAL trial and reported a statistically significant increase in eGFR as compared to placebo after 100 weeks of treatment and a statistically significant increase in eGFR as compared to placebo at Week 104 after the withdraw of the drug for four weeks. Based on the positive results and a pre-New Drug Application, or pre-NDA, meeting with the United States Food and Drug Administration, or FDA, we reported in our Form 10-K filed in March 2021 that we had submitted an NDA filing with the FDA seeking marketing approval of bardoxolone methyl in the United States for the treatment of patients with CKD caused by Alport syndrome. On April 26, 2021, our NDA was accepted for filing by the FDA and will be reviewed under Standard Review timeline with a PDUFA date of February 25, 2022.

In 2019, we initiated a Phase 3 trial studying bardoxolone methyl in patients with autosomal dominant polycystic kidney disease, or ADPKD, called FALCON, paused enrollment in FALCON in March 2020 due to COVID-19, and resumed enrollment in FALCON in the third quarter of 2020. We expect to complete the full enrollment of FALCON by the end of 2021.

In February 2021, we began enrollment of our MERLIN trial, a Phase 2 trial to evaluate the safety and efficacy of bardoxolone methyl in patients at risk of rapidly progressing CKD due to multiple etiologies. Data are expected from MERLIN in the second half of 2021.

During 2020, as COVID-19 emerged as a pandemic with serious public health implications during the first quarter of 2020, we undertook a series of measures to protect the health and safety of patients and healthcare workers involved in our ongoing clinical studies, while maintaining the conduct of our studies in accordance with guidance provided by the FDA and the European Medicines Agency. For example, we implemented the use of at-home visits as an alternative to in-clinic visits when necessary to collect blood draws and to assess patient safety and arranged for home delivery of the study drug to patients.

In June 2020, an affiliate of Blackstone Life Sciences, LLC, or BXLS, provided us with $300 million of funding for the development and commercialization of bardoxolone methyl for the treatment of CKD caused by Alport syndrome, ADPKD and certain other rare CKD indications. In return for the $300 million payment, we agreed to pay the BXLS affiliate various percentage royalty payments on worldwide net sales of bardoxolone methyl by us and our licensees, other than Kyowa Kirin Co., Ltd. In addition, affiliates of BXLS paid an aggregate of $50 million to purchase 340,793 shares of our Class A common stock. In connection with the BXLS transactions, we fully repaid our senior loan.

In 2019, we completed Part 2 of our MOXIe clinical trial of omaveloxolone in patients with Friedreich’s ataxia, or FA, and reported a statistically significant improvement in modified Friedreich’s ataxia Rating Scale. During 2020, we provided the FDA with additional analysis and data to strengthen the results of the Part 2 of the MOXIe clinical trial, but the FDA concluded that the additional analysis and data did not strengthen the results of the trial. The FDA proposed some additional analyses using patients randomized to placebo during Part 2 of MOXIe clinical trial but stated that the potential of these analyses to strengthen the study results was questionable due to the small number of patients available for analysis. A meeting has been scheduled with the FDA to discuss the additional analyses and the development program of omaveloxolone in FA, including the design of a second pivotal study in patients with FA.

In 2019, we regained from AbbVie, Inc. the development, manufacturing and commercialization rights to our Nrf2 platform originally licensed to AbbVie in 2010 and 2011.

In 2020 and 2019, we raised over $280 million and $500 million, respectively, of gross proceeds in public offerings of our Class A common stock.

Total Stockholder Return

Over the three-year period ended December 31, 2020, we delivered stock price appreciation of 336.5% and outperformed both the Nasdaq Composite Index (total stockholder return of 86.7%) and the Nasdaq Biotechnology Index (total stockholder return of 41.8%). Our one-year stockholder return for 2020 was -39.5%, our two-year total stockholder return for years 2019 to 2020 was 120.4%, and our four-year total stockholder return for years 2017 to 2020 was 466.3%. While we cannot predict the performance of our stock price in any particular time period, we believe that, if we can continue to deliver operational and pipeline results, the creation of stockholder value and share price appreciation will follow.

Comparison of Total Return
Among Reata Pharmaceuticals, Inc., the NASDAQ Compsite Index, and the NASDAQ Biotechnology Index
700.0%
500.0%
300.0%
100.0%
-100.0%
Jan-18
Dec-18
Dec-19
Dec-20
Reata Pharmaceuticals, Inc. (NasdaqGM:RETA)
Nasdaq Composite Index (^COMP)
Nasdaq Biotechnology Index (^NBI)

*	Total return data reflect total returns (stock price appreciation and, if applicable, reinvested dividends).

Stockholder Engagement

In evaluating our executive compensation program, the compensation committee considers a number of factors, as discussed in this Compensation and Analysis section, including any feedback we receive from our stockholders about our executive compensation program. At our 2020 annual meeting, our first say-on-pay proposal received support from 78.3% of the votes cast by our stockholders on the matter. While this vote was a non-binding advisory vote, our compensation committee believes that our stockholders, through this advisory vote, generally endorsed our compensation philosophy and principles. As a result, our compensation committee decided to maintain our general approach to executive compensation. However, after the June 2020 annual meeting of stockholders, and in part based on discussions with eight institutional stockholders prior to the meeting, which eight institutional stockholders own, based on the latest publicly available information, approximately 26% of the shares of our outstanding Class A common stock, we did determine to make three changes to our compensation program:

•

We no longer provide newly-hired officers or employees promoted to an officer position with gross up payments that reimburse the officer for any excise tax imposed under Section 4999 of the Internal Revenue Code, or Code, due to payments that are found to be contingent upon a change in ownership or control of Reata.

•

Beginning in mid-2020, we no longer grant equity awards to employees or directors that are exercisable for or settled with shares of our super-voting shares of Class B common stock, which have 3 votes per share.

•

Beginning with the equity grant in 2020 to our Chief Executive Officer, and continuing with the equity grant to our Chief Executive Officer in 2021, more than 50% of the value of the equity grant was in the form of performance-based stock options that do not begin vesting unless and until certain performance targets are met.

All equity grants thereafter are exercisable for or settled with shares of Class A common stock, which have one vote per share.

We remain committed to engagement with our stockholders to ensure that we continue to understand stockholder feedback about our compensation program and other key matters of interest to them, and to enable us to take feedback into consideration for our compensation decisions.

Our stockholders have the opportunity annually to cast a non-binding advisory vote in connection with compensation for our named executive officers. Consistent with the recommendation of our Board of Directors and the preferences of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2020 annual meeting of stockholders, we intend to provide for annual non-binding advisory votes on the compensation of our named executives. The next non-binding advisory vote on the frequency of the non-binding advisory vote on the compensation of our named executive officers will occur at the 2026 annual meeting of stockholders.

Compensation Philosophy and Objectives

Our mission is to identify, develop and commercialize innovative therapies that change patients’ lives for the better. Our focus is on small-molecule therapeutics with novel methods of action for the treatment of severe, life-threatening diseases with few or no approved therapies. A long-term commitment to science and innovation is critical to achieve this mission. Equally important is our ability to engage all of our employees in our mission and to create an ownership culture that encourages our employees to operate for the long term. We have designed our compensation program with this in mind, which will sustain our business model and drive our multiple product drug pipeline. We believe that our compensation model has helped us establish a culture where employees focus on our mission and the drug development process. The emphasis on the long term is a core Company belief.

We award equity-based pay to all employees annually, and newly-hired employees receive an award on the commencement of employment, to ensure that, if we deliver products for our patients and value for our stockholders, all employees share in the potential upside growth. Our compensation plan in 2020 included our reliance on stock options as the primary long-term employee incentive. We use stock options because we view them as inherently performance-based and aligned with our stockholders’ interests; no amount of time will make a stock option deliver any value unless the Company’s stock price increases. This is why historically we have favored stock options over full value equity awards such as restricted stock units, as full value awards provide value to employees even if there is not an increase in stock price over the vesting period. In addition, stock options reward our employees for increasing stockholder value over the entire 10-year option term, which we believe is consistent with the drug discovery/development cycle. We also believe that the performance-based nature of stock options is enhanced for companies like Reata whose stock price is directly impacted by pipeline development.

In 2019 and 2020, our compensation committee determined that a significant portion, and in 2020 with respect to the Chief Executive Officer 75%, of the long-term equity incentive awarded to our named executive officers should be subject to additional performance criteria that are specifically tied to performance targets so that the equity incentive is only valuable if such performance targets are achieved within a certain timeframe.

In 2020, we began making equity grants to newly-hired employees that included time-based restricted stock units in addition to time-based stock options, with the restricted stock units constituting a minority portion of the equity grant. We have begun this approach to reduce the number of awards under our Second Amended and Restated Long Term Incentive Plan, or LTIP, and to enhance our ability to attract highly-qualified personnel in a competitive market.

Delivering Growth and Managing Dilution

In 2020, the number of our employees increased from 226 to 273 and we anticipate further hiring in 2021. In recognition of the impact of growth on the use of equity, in 2020, we reduced the number of annual stock option awards granted to employees, including our named executive officers, by approximately 30% from 2019 to 2020. This allowed us to maintain a burn rate at a level considered reasonable for a high-growth company without sacrificing our core business principle that equity participation by all employees supports innovation that drives growth. In addition, as discussed above, beginning in 2020, new hires received a portion of the equity grant in restricted stock units, which further reduced the burn rate. The three-year average burn rate through 2020 was 3.3%. Burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the basic weighted-average number of shares of Class A common stock and Class B common stock outstanding during the year. We believe that the reduced size of the equity grants in 2020 will continue to provide competitive long-term equity incentive awards as they should provide value comparable to the earlier, larger grants based on valuation models.

Executive Officers

Our philosophy in setting compensation policies for executive officers has three fundamental objectives: (1) to attract, retain and motivate a highly-skilled team of executives, (2) to provide incentives that reward achievement of performance goals that directly correlate to the enhancement of stockholder value and (3) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying a significant portion of an executive officer’s compensation to increases in stockholder value. The compensation committee believes that executive compensation should be directly linked to both continuous improvements in corporate performance and accomplishments that are expected to increase stockholder value. In furtherance of this goal, the compensation committee has adhered to the following guidelines as a foundation for decisions that affect the levels of executive compensation:

•

Provide a competitive total compensation package that enables us to attract, retain and motivate highly qualified executives with the skills and experience required for the achievement of business goals;

•	Align compensation elements with our annual goals and long-term business strategies and objectives;
•

Promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate goals and objectives; and

•	Align executives’ incentives with the creation of stockholder value.

The compensation committee has historically compensated executive officers with three main compensation components: a base salary, an annual bonus opportunity and equity-based compensation. The compensation committee believes that cash compensation in the form of base salary and an annual bonus opportunity provides our executive officers with short-term rewards for success in achieving annual goals and objectives, and that long-term compensation through the award of stock options (which have been the only equity awards through 2020 for executive officers other than a performance-based restricted stock unit award to Mr. Soni that was negotiated in connection with his initial employment with us), restricted stock units, or other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance and success of the Company. In 2019 and 2020, a significant portion, and in 2020 with respect to our Chief Executive Officer 75%, of stock options awarded to our executive officers has been performance-based, where the vesting of the awards do not begin unless and until certain performance targets have been met within a certain timeframe to prevent forfeiture of the performance-based stock options.

With respect to the performance-based stock options granted to the named executive officers in 2020, (1) 50% of the performance-based stock options will vest 25% on the date that the FDA grants market approval for the sale of bardoxolone methyl for the treatment of patients with chronic kidney disease caused by Alport syndrome, with the remainder of the stock options vesting one-twelfth on each three-month anniversary date of the first vesting, and (2) the remaining 50% of the performance-based stock options will vest 25% on the date the FDA grants market approval for the sale of omaveloxolone for the treatment of patients with Friedreich’s ataxia, with the remainder of the stock options vesting one-twelfth on each three-month anniversary date of the first vesting. The exercise price of the stock options granted in 2020 to the named executive officers is $207.20 per share.

In setting compensation levels for our executive officers, the compensation committee does not formulaically benchmark against any one specific reference point. Instead, it considers a variety of factors, including peer group survey data, tenure, role, responsibilities, performance and local competitive market practices. Compensation paid to our named executive officers is delivered primarily through at-risk pay, based on both short-term and long-term incentives, including the achievement of corporate goals and objectives.

The compensation committee’s overall philosophy is that the named executive officers’ salary and target annual bonus amounts should be at approximately the 50th percentile compared to peer companies, with the ability to achieve annual bonus amounts greater than the 50th percentile based on individual or company performance, and that the executive officers’ equity compensation should be partly performance based which, if the performance conditions are met, will allow the executive offers to realize equity compensation at or above competitive levels. Radford each year prepares an executive compensation assessment, utilizing the peer group approved by the compensation committee as well as internal market information collected by Radford, that provides the compensation committee with an analysis of the various percentile criteria.

Best Practices

In addition to our compensation elements, the following compensation program features are designed to align our named executive officers’ interests with stockholder interests and market best practices:

•

We prohibit our employees, including our named executive officers, from engaging in hedging transactions that transfer, with respect to equity compensation received by an employee, all or a portion of the risk of a decline in the market price of shares of our stock;

•	We prohibit our employees, including our named executive officers, from pledging our securities;
•	We do not offer our named executive officers any substantially enhanced benefits or perquisites when compared with our overall employee population;
•

We have established a long-term incentive program applicable to all current employees, including our named executive officers, to further tie compensation to performance and focus employee efforts on corporate goals and objectives; see “—Equity Compensation—Equity Grants in 2020”; and

•

A substantial portion of the long-term incentive program for our named executive officers, and in 2020 with respect to our Chief Executive Officer 75% of the equity grant, includes performance-based equity grants.

Roles in Determining Compensation

Compensation Committee

The Board has delegated to the compensation committee the responsibility to ensure that total compensation paid to our executive officers is consistent with our compensation policy and objectives. The compensation committee oversees and approves all compensation arrangements and actions for our executive officers. While the compensation committee draws on a number of resources, including input from the Board, the Chief Executive Officer and its independent compensation consultant, to make decisions regarding our executive compensation program, ultimate decision-making authority rests with the compensation committee. The compensation committee retains discretion over base salaries, annual bonuses and equity compensation for executive officers. The compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing our corporate performance and carefully evaluating an executive’s performance during the year against established corporate goals, operational performance and business responsibilities. In addition, the compensation committee incorporates discretion in the assessment process to respond to and adjust for the evolving business environment.

Compensation Consultant

The compensation committee has retained the services of an independent, external compensation consultant, Radford. The mandate of the consultant is to assist the compensation committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, benchmarking with our peers in the industry and other technical considerations, including tax- and accounting-related matters. The compensation committee annually evaluates Radford’s performance and determines whether to engage Radford or another compensation consultant and has the final authority to engage and terminate Radford’s services. Our compensation committee has assessed the independence of Radford consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Chief Executive Officer

The Chief Executive Officer attends compensation committee meetings and works with the compensation committee chairman and Radford to develop compensation recommendations for the executive officers, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, competitive market considerations and other factors deemed relevant by the compensation committee. The recommendations are then submitted to the compensation committee for review and consideration. The compensation committee works directly with Radford to evaluate the performance of the Chief Executive Officer and determine compensation for the Chief Executive Officer. The Chief Executive Officer is not present at meetings of the compensation committee when his compensation is being determined.

Defining and Comparing Compensation to Market Data

While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the compensation committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. In order to evaluate the level of compensation for our named executive officers, our compensation committee, using information provided by Radford, established a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries based on a balance of the following criteria:

•	companies with drugs in late-stage development, as well as recently commercial companies;
•	companies with comparable market capitalization; and
•	companies with similar employee headcounts.

In December of each year, the compensation committee determines the salaries and target bonuses of our executive officers for the following year and awards equity compensation that is granted at the beginning of the following year. Additionally, in December of each year through 2019, the compensation committee awarded cash bonuses to the executive officers that were payable in December. Beginning with the bonuses awarded for 2020, the bonus amounts will be determined in the following year and paid in March of such following year. As a result, the peer group utilized to determine 2020 salaries, target bonus percentages and equity awards for executive officers was established in 2019, and the peer group utilized to determine 2021 salaries, target bonus percentages and equity awards for executive officers, which is discussed under “- Compensation Changes for 2021,” was established in 2020. The compensation committee also was able to review information with respect to the peer group that was established in 2020 as the compensation committee was deliberating on 2020 cash bonuses that were paid to the executive officers in March 2021.

Our peer group established in 2019 that was used to evaluate executive salaries, target bonus percentages and equity awards for 2020 was selected by the compensation committee based on Radford’s recommendation in June 2019 and is comprised of the following 18 publicly traded companies in the pharmaceutical and biotechnology industries, which recommendation was based on their stage of development and commercialization, market capitalization, and employee headcount:

Acceleron Pharma Inc.	Global Blood Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Insmed Inc.
Alnylam Pharmaceuticals, Inc.	MyoKardia Inc
Array Biopharma Inc	Neurocrine Biosciences, Inc.
Biohaven Pharmaceutical Holding Co. Ltd.	Sage Therapeutics, Inc.
bluebird bio, Inc.	Sarepta Therapeutics, Inc.
Blueprint Medicines Corp	Seattle Genetics Inc.
Exelixis Inc.	Spark Therapeutics, Inc.
FibroGen, Inc.	Ultragenyx Pharmaceutical Inc.

Annual Performance Reviews

Our compensation committee conducted an annual performance review of our named executive officers in the fourth quarter of each year through 2020. By December of each such year, base salaries, target bonus percentages and equity awards for the following year were approved, and, except with respect to the cash bonuses for 2020, cash bonuses for each year were approved and paid in December. Bonuses awarded for 2020, were determined in February 2021 and paid in March 2021. With respect to 2021 and the years thereafter, we anticipate that the annual performance review of our named executive officers will occur early in the following year. Therefore, base salaries and target bonus percentages for 2022 are expected to be set in early 2022, the equity grant is expected to occur in early 2022, and cash bonuses for 2021 are expected to be set and paid in early 2022. For purposes of determining potential payments under our corporate cash bonus plan, or bonus plan, annual corporate goals are established and set forth in writing prior to the beginning of the year in question. Our compensation committee determines the amounts that will be paid to our named executive officers under our bonus plan after carefully (1) reviewing overall corporate performance against the corporate goals established for the year, which establishes the amount of the available bonus pool for all employees, including our named executive officers; (2) evaluating each named executive officer’s annual contribution to the achievement of the established corporate goals; and (3) reviewing any notable positive or negative performance.

Our compensation committee may also review and adjust the compensation of our executive officers throughout the course of the year.

Base Salary

Overview

The compensation committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. The compensation committee’s choice of actual pay levels versus our competitive market reflects consideration of our stockholders’ interests in paying what is necessary to achieve our corporate goals, while conserving cash as much as practicable. In determining appropriate base salary levels for a given executive officer, the compensation committee considers the following factors:

•	individual performance of, and overall management of the function by, the executive, as well as our overall corporate performance, during the prior year;
•	level of responsibility, including breadth, scope and complexity of the position;
•	level of experience and expertise of the executive;
•	internal review of the executive’s compensation relative to other executives to ensure internal equity;
•	executive officer compensation levels at other similar companies to ensure competitiveness; and
•	recruiting and retention market dynamics.

2020 Base Salaries

The compensation committee engaged Radford to conduct a competitive review and analysis of our current executive compensation program relative to our 2019 peer group. Radford prepared an executive compensation assessment report that provided a competitive assessment of our executive compensation program as compared to the 2019 peer group data for 2020 base salaries, target cash bonus percentages and equity compensation.

For 2020, annualized increases in base salaries for Mr. Huff, Mr. Soni, Ms. Bir, Dr. Meyer and Mr. Wortley ranged from 3% to 12.5%. These increases were based primarily on a review of the Radford executive officer assessment material with a view to setting the salaries of the executive officers at approximately the 50th percentile compared to peer companies; provided, however, that the maximum increase was capped at 10% (12.5% for Ms. Bir), which resulted in all executive officers except Mr. Soni being below the 50th percentile in salaries compared to peer companies. Dr. Meyer’s base salary was increased in July 2020 in connection with his promotion from Chief Medical Officer to Chief Research and Development Officer.

The following table shows the increases in base salaries for our named executive officers between 2019 and 2020:

Name	Title	2020 Base Salary		2019 Base Salary	Percentage Increase (%)
J. Warren Huff	Chief Executive Officer, President and Chairman of the Board	$636,400		$578,500	10.0%
Manmeet S. Soni (1)	Chief Operating Officer, Chief Financial Officer and Executive Vice President	$545,900		$530,000	3.0%
Dawn C. Bir	Chief Commercial Officer and Executive Vice President	$422,000		$375,100	12.5%
Colin J. Meyer, M.D.	Chief Research and Development Officer and Executive Vice President	$490,200	(2)	$445,600	10.0%
Michael D. Wortley	Chief Legal Officer and Executive Vice President	$421,100		$382,800	10.0%

(1)	Mr. Soni was appointed to the additional position of Chief Operating Officer in June 2020 but no modifications were made to his compensation in connection with this appointment.
(2)	Dr. Meyer was appointed Chief Research and Development Officer in July 2020, at which time his annual salary was increased to $540,000. Prior to July, he served as Chief Medical Officer.

Annual Bonus

Overview

Our bonus plan, for named executive officers as well as all other employees, provides an opportunity for cash bonus awards based upon the attainment of annual corporate goals. The annual corporate goals for 2020 were approved by our compensation committee in December 2019. Certain goals were added, modified or deleted by the compensation committee during 2020, including those goals related to the approvals or filings of NDAs for bardoxolone methyl and omaveloxolone and goals related to enrollment of clinical trials, principally due to COVID-19. Corporate goals for 2020 included drug approval goals, strategic operational goals, strategic development goals, and corporate financial goals. Each goal is allocated a certain number of points, and the achievement of 100 points by achieving a combination of goals would result in establishing a target bonus pool for all employees of 25% of annual salaries of all employees. The achievement of more or less than 100 points results in prorating the target bonus pool with a maximum cap of 120 points (or a maximum bonus pool equal to 30% of annual salaries of all employees). The Company achieved a combination of goals resulting in 100 points being attained in 2020. The compensation committee has the discretion to increase or decrease the bonus pool, and the final amount of the bonus pool does not determine the actual amount of any employee’s bonus, including any named executive officer.

The summarized 2020 corporate goals that were achieved are:

•	Complete the second year of the CARDINAL phase 3 clinical trial;
•	Reinitiate the phase 3 FALCON trial in 2020 (this goal was revised in light of the pause in enrollment due to COVID-19);
•	Execute on a debt or royalty financing or business development deal that provides at least $300 million in cash proceeds;
•	Ensure U.S. launch readiness;
•	Increase disease education and awareness by the medical science liaison team to ensure certain levels of coverage of physicians;
•	Execute 500 genetic tests through KIDNEYCODE® by year-end;
•	Finalize and execute an Ex-U.S. strategy for bardoxolone methyl and omaveloxolone;
•	Select indications for neurology franchise expansion with omaveloxolone;
•	Advance RTA 901/1701 through chronic tox and manufacture additional material to support a phase 2 study; and
•	On a time and activity-adjusted basis, meet the approved budget for 2020 and retain a cash balance at year-end in line with the long-term plan.

All executive officers are assigned annual bonus targets, expressed as a percent of base salary, based on each executive officer’s accountability, scope of responsibilities and potential impact on performance, as well as peer group competitive data for similarly situated positions. Actual payouts are based upon achievement with respect to the established corporate goals as well as any factors deemed relevant by the compensation committee with respect to any individual executive officer. Executive officer bonuses are not paid on a formulaic basis.

2020 Bonuses

For 2020, our compensation committee set the annual targets for our named executive officers’ bonuses as a percent of base salary generally targeting the 50th percentile of our peer group established in 2019, which resulted in no change to the targets from 2019, except Mr. Huff’s target bonus percentage was increased from 60% to 65% to better align with the 50th percentile of our peer group; provided, however, that, at a 65% target bonus, Mr. Huff was still below the 50th percentile in target bonus compared to peer companies. Mr. Soni commenced service with the Company in August 2019, and his target bonus percentage was established at the same level of the named executive officers other than Mr. Huff. The compensation committee utilizes these peer group benchmarks as one factor among many factors in determining the target bonus level for each named executive officer. The target bonuses, as a percentage of base salary, for the named executive officers for 2020 are set forth in the following table:

Name	Title	Target Bonus for 2020 (% of Base Salary)
J. Warren Huff	Chief Executive Officer, President and Chairman of the Board	65%
Manmeet S. Soni (1)	Chief Operating Officer, Chief Financial Officer and Executive Vice President	45%
Dawn C. Bir	Chief Commercial Officer and Executive Vice President	45%
Colin J. Meyer, M.D. (2)	Chief Research and Development Officer and Executive Vice President	45%
Michael D. Wortley	Chief Legal Officer and Executive Vice President	45%

(1)	Mr. Soni was appointed to the additional position of Chief Operating Officer in June 2020 but no modifications were made to his compensation in connection with this appointment.
(2)

Dr. Meyer was appointed Chief Research and Development Officer in July 2020. No modifications were made to Dr. Meyer’s target bonus percentage for 2020 as a result of this appointment but he did receive a modest increase in base salary, which in turn increased the overall value of his target bonus. Prior to July, he served as Chief Medical Officer.

Achievement of Goals and Relationship to Compensation Awarded

The level of achievement of corporate goals and individual performance are the most heavily weighted considerations during the compensation committee’s determination of annual bonus amounts for the named executive officers. As stated above under “Annual Bonuses – Overview”, the level of attainment of the 2020 corporate goals resulted in the achievement of a bonus pool for all employees equal to 25% of annual salaries of all employees.

Each year, Mr. Huff makes recommendations to the compensation committee as to the appropriate level of bonus for each named executive officer, including himself, based on his assessment of their overall performance for the prior year. The compensation committee takes these recommendations into account when evaluating each named executive officer’s individual performance and determining bonus amounts. Mr. Huff’s annual bonus amount for 2020 was equal to his target bonus amount, despite exceptional performance during 2020, because that is the amount he recommended that the compensation committee award. Mr. Soni and Mr. Wortley were awarded bonuses that were higher than their target bonus percentages principally due to their successful efforts in raising $350 million from BXLS in a royalty financing and stock purchase transaction. Dr. Meyer was awarded a bonus that was higher than his target bonus percentage principally due to his successful efforts to maintain the integrity of the CARDINAL phase 3 clinical trial during COVID-19. Ms. Bir was awarded a bonus that was higher than her target bonus percentage principally due to her efforts in ensuring U.S. launch readiness for bardoxolone.

The compensation committee also reviewed bonus information with respect to the 2020 peer group in determining the 2020 bonus amounts. See “Compensation Change for 2021-Peer Group” below. The compensation committee approved 2020 bonus awards for performance in 2020 as set forth in the following table:

Name	Title	2020 Target Bonus	2020 Target Bonus as of Percentage of 2020 Base Salary	2020 Actual Bonus	2020 Actual Bonus as of Percentage of 2020 Base Salary
J. Warren Huff	Chief Executive Officer, President and Chairman of the Board	$413,660	65%	$413,660	65.0%
Manmeet S. Soni (1)	Chief Operating Officer, Chief Financial Officer and Executive Vice President	$245,655	45%	$445,700	81.6%
Dawn C. Bir	Chief Commercial Officer and Executive Vice President	$189,900	45%	$239,900	56.8%
Colin J. Meyer, M.D. (2)	Chief Research and Development Officer and Executive Vice President	$231,360	45%	$381,400	74.2%
Michael D. Wortley	Chief Legal Officer and Executive Vice President	$189,495	45%	$339,500	80.6%

(1)	Mr. Soni was appointed to the additional position of Chief Operating Officer in June 2020.
(2)

Dr. Meyer was appointed Chief Research and Development Officer in July 2020. Prior to July, he served as Chief Medical Officer. The actual bonus as a percentage of the base salary was calculated utilizing Dr. Meyer’s actual earned salary in 2020.

The bonuses awarded under our 2020 annual incentive program were paid in March 2021.

Equity Compensation

Overview

As an additional component of our compensation program, executive officers have historically been eligible to receive equity compensation in the form of stock options. The compensation committee grants stock options annually to executive officers to recognize their contributions to the achievement of corporate objectives, to align their interests with those of our stockholders by creating value tied to the performance of our stock price and for retention and motivation purposes. With respect to the grant of stock options to named executive officers in 2019 and 2020, 50% of the options granted to each executive officer were performance-based, with the exception of Mr. Huff who received 75% performance-based stock options in 2020. In determining the form and value of an annual grant, the compensation committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions and our overall performance relative to corporate goals. The compensation committee also grants stock options and may grant restricted stock units to new executive officer hires, as in the case of Mr. Soni who joined the Company in 2019. In determining the form and value of a new hire grant to executive officers, the compensation committee considers the expected contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other new hire executives at peer companies holding comparable positions and the competitive market dynamics at the time of hire.

Under the terms of our LTIP, pursuant to which all equity grants are currently made, the exercise price of any stock options awarded must be equal to at least 100% of the fair market value of our Class A common stock or Class B common stock (which is deemed to be the closing sales price on The Nasdaq Global Select Market of our Class A common stock on the date of grant), as applicable. We do not have any program, plan or obligation that requires us to grant equity awards on specified dates, although in the last three years, including 2021, we have made the annual equity grants on the first business day of each year. We also do not have any program, plan or practice to time award dates of stock option grants to our executive officers in coordination with the release of material nonpublic information. Equity awards may occasionally be granted following a significant change in job responsibilities or to meet special retention or performance objectives.

Authority to make equity grants to executive officers rests with the compensation committee. Recommendations for equity grant guidelines are made by Radford based on grant values and percentage of company for similarly situated executive positions in our peer group companies and accounting for dilution constraints. Our Chief Executive Officer recommends grants for individual executives taking into consideration those guidelines. The compensation committee then reviews and considers our Chief Executive Officer’s recommendation and recommends the final grant amounts to a subcommittee of the compensation committee, which approves the final grant amounts. We believe that the annual equity award should be a significant portion of an executive officer’s total compensation. Furthermore, we believe that a portion of the annual equity award should be time-based awards and a portion should be performance-based awards. The annual equity awards to named executive officers in 2020 were 50% performance-based awards or, with respect to the Chief Executive Officer, 75% performance-based awards, as discussed below under “Equity Grants in 2020”. For executive officers, through the equity grants made in January 2020, the compensation committee determined to utilize 100% stock options for annual equity grants, as stock options, as opposed to time-based restricted stock units, reward the executive officers only if the executive officers successfully execute on the Company’s business plan and achieve the corporate goals, thus aligning this portion of the executive officer’s compensation 100% with the Company’s stockholders.

We believe that annual equity awards serve as a useful performance recognition mechanism, encouraging the retention of executive officers by maintaining their focus on our long-term performance, as well as on the achievement of specific performance goals. Our typical annual time-based option awards to executive officers (including our named executive officers) have a term of 10 years and vest and become exercisable quarterly over a period of four years. Our typical annual performance-based option awards have a term of 10 years and vest 25% on the achievement of the performance standard, which must occur within some set timeframe, with the remainder of the options vesting quarterly thereafter over a three-year period.

The compensation committee reviews the Radford peer company information and awards stock options or stock options and restricted stock units, as applicable, that permit the executive officers to achieve equity value at or above competitive levels if the performance standards of the performance-based stock options or the performance-based restricted stock units, as applicable, are met.

With respect to the newly-hired executive officers, the grant of stock options may be time-based stock options or performance-based stock options, or a combination thereof. The typical time-based stock options for a newly-hired executive officer would have a term of 10 years and vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder vesting quarterly over the next three years. The terms of any performance-based stock options granted a newly-hired executive officer would be based on negotiations with the newly-hired executive officer. Newly-hired executive officers may also be granted restricted stock units, whose vesting may be time-based or performance-based, based on negotiations with the newly-hired executive officer. The typical time-based restricted stock units for a newly-hired executive officer would vest over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder vesting quarterly over the next three years. New hire equity grants to executive officers are recommended by the compensation committee to a subcommittee of the compensation committee which approves the grant and are based on grants to new hire executives at peer companies and the competitive market dynamics at the time.

Equity Grants in 2020

In December 2019, the compensation committee approved the grant of annual equity awards on January 2, 2020 for our named executive officers. These annual equity awards were granted as 50% time-based stock options and 50% performance-based stock options to all executive officers other than Mr. Huff, who received 25% time-based stock options and 75% performance-based stock options. The time-based stock options vest quarterly over four years.

The table below sets forth all time-based stock options awards in 2020 to our named executive officers:

Name	Date of Grant	Number of Stock Options
J. Warren Huff	January 2, 2020	40,000
Manmeet S. Soni	January 2, 2020	25,000
Dawn C. Bir	January 2, 2020	24,000
Colin J. Meyer, M.D.	January 2, 2020	25,000
Michael D. Wortley	January 2, 2020	24,000

The table below sets forth all performance-based stock option awards in 2020 to our named executive officers:

Name	Date of Grant	Number of Stock Options
J. Warren Huff	January 2, 2020	120,000
Manmeet S. Soni	January 2, 2020	25,000
Dawn C. Bir	January 2, 2020	24,000
Colin J. Meyer, M.D.	January 2, 2020	25,000
Michael D. Wortley	January 2, 2020	24,000

With respect to the performance-based stock options granted to the named executive officers, (1) 50% of the performance-based stock options will vest 25% on the date the FDA grants market approval for the sale of bardoxolone methyl for treatment of patients with chronic kidney disease caused by Alport syndrome, with the remainder of the stock options vesting one-twelfth on each three-month anniversary date of the first vesting, and (2) the remaining 50% of the performance-based stock options will vest 25% on the date the FDA grants market approval for the sale of omaveloxolone for the treatment of patients with Friedreich’s ataxia, with the remainder of the stock options vesting one-twelfth on each three-month anniversary date of the first vesting. In all cases the performance standards have to be met by a certain date, to prevent forfeiture of the performance-based stock options.

The exercise price of all of the stock options awarded to the named executive officers in 2020 is $207.20 per share. The values of the equity grants awarded to executive officers for 2020, as well as all compensation actions taken with respect to the named executive officers in 2020, are reflected in the Summary Compensation Table.

Compensation Changes for 2021

Peer Group

The compensation committee reviews our list of peer companies annually to determine if revisions are needed to reflect changes in our development status, market capitalization, changes in individual peer companies and other factors. The compensation committee engaged Radford to assist in reviewing our 2019 peer group and in suggesting revisions, as appropriate. See our 2019 peer group set forth above under “Defining and Comparing Compensation to Market Data”.

Our 2020 peer group, which was used to evaluate executive salaries, target bonuses and equity grants for 2021 as well as 2020 cash bonuses paid in March 2021, was selected by the compensation committee based on Radford’s recommendation in September 2020 and is comprised of the following 21 publicly traded companies in the pharmaceutical and biotechnology industries, which recommendation was based on their stage of development and commercialization, market capitalization, and employee headcount:

Acceleron Pharma Inc.	BridgeBio Pharma, Inc.	Mirati Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Exelixis Inc.	MyoKardia Inc.
Alnylam Pharmaceuticals, Inc.	FibroGen, Inc.	Nektar Therapeutics
Amicus Therapeutics, Inc.	Global Blood Therapeutics, Inc.	Neurocrine Biosciences, Inc.
Biohaven Pharmaceutical Holding Co. Ltd.	Immunomedics, Inc.	Sage Therapeutics, Inc
bluebird bio, Inc.	Insmed Inc.	Sarepta Therapeutics, Inc.
Blueprint Medicines Corp.	Intercept Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.

We believe that the compensation practices of our 2020 peer group provided us with appropriate compensation benchmarks for evaluating the salaries, target cash bonus percentages and equity grants our named executive officers for 2021 as well as 2020 cash bonuses. The changes in the peer group from 2019 to 2020 were made to remove peer group companies that were acquired or to reflect our larger market capitalization and employee base.

Base Salaries

For 2021, there were no increases in base salaries for our named executive officers as part of our efforts to manage costs.

Annual Target Bonuses

For 2021, the compensation committee determined to increase the targets for 2021 bonuses to 50% for Mr. Soni and Dr. Meyer to align the bonus opportunity more closely with the 50th percentile of the 2020 peer group. Target bonuses for all other named executive officers remained unchanged from 2020 levels.

Equity Compensation

Beginning with the annual equity grants made to all existing employees, including named executive officers, at the beginning of 2021, we added restricted stock units to the annual grant along with the traditional grant of time-based stock options. The restricted stock units are performance-based and do not begin vesting unless a performance target is met within a specified timeframe. Generally, one performance-based restricted stock unit was awarded in lieu of two time-based stock options that would have otherwise been awarded. However, with respect to our Chief Executive Officer, the number of restricted stock units that was awarded was adjusted so that the performance-based restricted stock units constituted greater than 50% of the value of the entire equity award. We have begun this approach to reduce the number of awards under the LTIP, to retain highly qualified personnel in a competitive market and to continue to assure that the annual equity grants to all employees, including our named executive officers, do not deliver any value unless the Company’s stock price increases to the benefit of all stockholders.

The compensation committee granted approximately the same number of time-based stock options in 2021 to each named executive officer as was granted in 2020, except that the number of such options granted to Ms. Bir and Mr. Wortley were reduced by approximately one-third in 2021. In 2021, the compensation committee granted performance-based restricted stock units to the named executive officers rather than the performance-based stock options that were granted in 2020. The following numbers of time-based stock options were granted on January 4, 2021: Mr. Huff, 44,600; Mr. Soni, 24,000; Ms. Bir, 16,500; Dr. Meyer, 24,000; and Mr. Wortley, 16,500. The stock options vest quarterly over four years. The following numbers of performance-based restricted stock units were granted on January 4, 2021; Mr. Huff, 35,000; Mr. Soni, 12,000; Ms. Bir, 8,250; Dr. Meyer, 12,000; and Mr. Wortley, 8,250. With respect to one-half of the performance-based restricted stock units, 25% of the restricted stock units vest on the date that the compensation committee makes a determination that there has previously been a commercial sale of any product by Reata, and, with respect to the other one-half of the performance-based restricted stock units, 25% of the restricted stock units vest on the date that the compensation committee determines that the results of a phase 2 clinical trial of RTA 901 are sufficient to merit proceeding with a phase 3 clinical trial of RTA 901. The remaining unvested performance-based restricted stock units in each case vest quarterly over the next three years thereafter. In all cases, the performance standards must be met within a certain time frame.

Employment Agreements

We have written employment agreements with each of our executive officers. The agreements are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Arrangements with Our Named Executive Officers” and “Potential Payments Upon Termination or Change in Control.” The agreements with our executive officers provide for at-will employment. Each agreement sets forth the compensation and other benefits that an executive officer is entitled to receive during employment and the severance and other benefits that an executive officer is entitled to receive in various severance scenarios and upon a change in control. We believe these employment agreements (i) help us attract highly-qualified executive officers, (ii) help us retain these key employees and (iii) help us maintain the focus of an executive officer on our business and mitigate the distractions caused by the possibility that we may be a target of an acquisition. Also, agreeing upon severance benefits in advance helps minimize potential disputes on termination of employment.

Employee Benefit Program

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance. In each case, participation is on the same basis as other employees, subject to applicable law, except that the executive officers have additional company-paid disability insurance and are entitled to an annual Company-paid health exam. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those benefits provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Reliable and competitive health, welfare and vacation benefits ensure that we have a productive and focused workforce.

The retirement savings plan for which our executive officers are eligible is a tax-qualified retirement savings plan, or 401(k) Plan, pursuant to which the executive officers can contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. We make matching contributions of up to 50% of the first 8% of eligible compensation contributed to the plan, with a maximum annual contribution by the Company of $5,000. The value of this matching benefit for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table. All of our employees are eligible to participate in the 401(k) Plan on the same terms as the executive officers.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors and our amended and restated certificate of incorporation and our second amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and second amended and restated bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by our Board. In addition, we have entered into an indemnification agreement with each of our named executive officers and directors.

Accounting Considerations

Under the Accounting Standards Codification, or ASC, Topic 718, we are required to estimate and record an expense at the measurement date for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Allocation of Compensation

There is no pre-established policy or target percentage for the allocation of compensation, although a majority of an executive’s compensation will be equity awards, and a majority of the value of an equity grant to our Chief Executive Officer will be performance-based equity. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation. In 2020, the largest portion of compensation to each of our named executive officers was in the form of equity compensation.

Risk Management and Mitigation

In reviewing the compensation structure in 2020, the compensation committee also considered how our compensation policies may affect our risk profile and how compensation policies may be used to mitigate risks facing us. More specifically, the compensation committee considered the general design philosophy of our policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the compensation committee believes that the use of performance-based long-term equity awards did not appear to create undue risks for us or encourage excessive risk-taking behavior on the part of employees. Both time- and performance-based equity awards vest over several years, meaning that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards.

With respect to bonus awards, the amount of an individual’s award depends principally on our overall corporate performance, which reduces the ability and incentive for an individual to take undue risks in an effort to increase the amount of his or her bonus award for a particular year. For 2020, our corporate goals were reviewed and approved by the compensation committee and are considered to be generally of the nature that would not encourage or reward excessive risk taking. Additionally, the compensation committee monitors our corporate performance throughout the year and has the ability to intervene in instances where our actions vis-à-vis our performance goal attainment would be considered unduly risky, so that the compensation committee may act to prevent or penalize such actions.

As a result, we do not believe that our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the compensation committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by the compensation committee of the Board of Directors on April 14, 2021

Jack B. Nielsen, Chairman

Martin W. Edwards, M.D.

R. Kent McGaughy, Jr.

William D. McClellan, Jr.

William E. Rose

Summary Compensation Table

The following table sets forth the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our next three highest-paid executive officers, for each year that they were deemed to be named executive officers.

Name and principal position	Year	Salary	Bonus(1)	Stock Awards (2)	Option Awards(3)	All Other Compensation(4)	Total
J. Warren Huff	2020	$636,400	$413,660	$-	$5,341,070	$5,000	$6,396,130
Chief Executive Officer,	2019	$578,500	$600,540	$-	$4,346,850	$16,715	$5,542,605
President and Chairman of the Board	2018	$534,000	$400,500	$-	$-	$-	$934,500
Manmeet S. Soni (5)	2020	$545,900	$445,700	$-	$3,338,169	$136,125	$4,465,894
Chief Operation Officer, Chief Financial Officer and Executive Vice President	2019	$179,385	$408,873	$-	$11,603,086	$70,243	$12,261,587
Dawn C. Bir	2020	$422,000	$239,900	$-	$3,204,642	$5,000	$3,871,542
Chief Commercial Officer and Executive Vice President	2019	$375,100	$287,550	$-	$1,309,749	$3,500	$1,975,899
Colin J. Meyer, M.D. (6)	2020	$513,951	$381,400	$-	$3,338,169	$-	$4,233,520
Chief Research and Development	2019	$445,600	$389,467	$-	$1,347,713	$-	$2,182,780
Officer and Executive Vice President	2018	$417,000	$208,500	$-	$-	$-	$625,500
Michael D. Wortley	2020	$421,100	$339,500	$-	$3,204,642	$-	$3,965,242
Chief Legal Officer and Executive Vice President	2019	$382,800	$341,400	$-	$1,309,749	$-	$2,033,949

(1)	The amounts reported in this column represent the amount of the annual cash bonus paid to each named executive officer plus, in the case of Mr. Soni in 2019, a $150,000 sign-on bonus.
(2)

Mr. Soni received a grant of 50,000 performance-based restricted stock units on August 28, 2019, the date of the commencement of his employment. In accordance with ASC Topic 718, the accounting cost of these restricted stock units has not been recorded in the Company’s financial statements as the outcome of the performance condition was not considered probable as of the grant date. The value of restricted stock units, assuming the performance condition will be achieved, was $3,635,000 as of the date of grant.

(3)

The amounts reported in this column for a fiscal year represent the grant date fair value of the stock options granted to our named executive officers during the fiscal year, as computed in accordance with ASC Topic 718, not including any estimates of forfeitures. See notes 2 and 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021, for a discussion of assumptions made by us in determining the grant date fair value of our option awards for the fiscal year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers from the options. In accordance with ASC Topic 718, the accounting cost of the performance-based stock options has not been recorded in the Company’s financial statements as the outcome of the performance conditions was not considered probable as of the grant date, therefore only the time-based stock options are reflected within the table above for the 2019 and 2020 years. The accounting value of performance-based stock options not represented in this column for 2020, assuming that the highest level of performance conditions were to be achieved, is as follows; Mr. Huff, $16,023,211; Mr. Soni, $ 3,338,169; Ms. Bir, $3,204,642; Dr. Meyer, $3,338,169; and Mr. Wortley, $3,204,642. The accounting value of performance-based stock options not reported in this column for 2019, assuming that the highest level of performance conditions were to be achieved, is as follows: Mr. Huff, $4,346,850; Mr. Soni, $2,320,617; Ms. Bir, $1,309,749; Dr. Meyer, $1,347,713; and Mr. Wortley, $1,309,749. The performance conditions were met in 2019 for all named executives except Mr. Soni.

(4)

In 2020, for Mr. Huff, the amount represents the Company’s 401(k) Plan matching contribution; for Mr. Soni, the amount represents disability insurance premiums ($4,149), a Company-paid health exam ($4,849), the Company’s 401(k) Plan matching contribution ($5,000) and, in connection with Mr. Soni’s relocation, temporary housing costs ($75,041), travel costs ($2,586) and tax gross up ($44,500); and for Ms. Bir, the amount represents the Company’s 401(k) Plan matching contribution.

(5)	Mr. Soni commenced employment with us on August 28, 2019.
(6)	Dr. Meyer’s annual salary was increased from $490,200 to $540,000 in July 2020 when he was appointed Chief Development and Research Officer.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during 2020.

Name	Date of Grant	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (1)	Option Awards: Number of Securities Underlying Options Granted (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
J. Warren Huff	1/2/2020	-	40,000	$207.20	$5,341,070
	1/2/2020	60,000	-	$207.20	$-
	1/2/2020	60,000	-	$207.20	$-
Manmeet S. Soni	1/2/2020	-	25,000	$207.20	$3,338,169
	1/2/2020	12,500	-	$207.20	$-
	1/2/2020	12,500	-	$207.20	$-
Dawn C. Bir	1/2/2020	-	24,000	$207.20	$3,204,642
	1/2/2020	12,000	-	$207.20	$-
	1/2/2020	12,000	-	$207.20	$-
Colin J. Meyer, M.D.	1/2/2020	-	25,000	$207.20	$3,338,169
	1/2/2020	12,500	-	$207.20	$-
	1/2/2020	12,500	-	$207.20	$-
Michael D. Wortley	1/2/2020	-	24,000	$207.20	$3,204,642
	1/2/2020	12,000	-	$207.20	$-
	1/2/2020	12,000	-	$207.20	$-

(1)

The amount represents the performance-based stock options granted to all named executive officers. The performance-based stock options are reported on two separate lines due to different performance-based vesting conditions, as described within the “Compensation Discussion and Analysis-Equity Compensation-Equity Grants in 2020”.

(2)

This column reflects the aggregate grant date fair value of stock option awards granted in 2020 as computed in accordance with ASC Topic 718, not including any estimates of forfeitures. See notes 2 and 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021, for a discussion of assumptions made by us in determining the grant date fair value of the option awards included in this table. In accordance with ASC Topic 718, the accounting cost of the performance-based stock options has not been recorded in the Company’s financial statements as the outcome of the performance conditions was not considered probable as of the grant date, therefore only the time-based stock options are reflected within the table above. The accounting value of performance-based stock options not represented in this column for 2020, assuming that the highest level of performance conditions were to be achieved, is as follows; Mr. Huff, $16,023,211; Mr. Soni, $ 3,338,169; Ms. Bir, $3,204,642; Dr. Meyer, $3,338,169; and Mr. Wortley, $3,204,642.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Employment Arrangements with Our Named Executive Officers

We have entered into employment agreements with each of the named executive officers. The principal features of these employment agreements are summarized below in the section titled “Potential Payment Upon Termination or Change in Control.” Each agreement has an initial four-year term that will be automatically extended for successive one-year periods unless either party provides written notice at least 30 days prior to the date the then current term of the agreement would otherwise end. The agreements initially provided for initial annual salaries and target annual cash bonuses. The named executive officers are also able to participate in our equity incentive, retirement, welfare and other benefit plans generally provided to other executives. The employment agreements provide that any increase in annual base salary will become the minimum annual base salary thereafter.

Outstanding Equity Awards at December 31, 2020

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2020.

			Option Awards					Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underling Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
J. Warren Huff	1/2/2020	(2)	7,500	32,500	-	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	60,000	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	60,000	$207.20	1/2/2030	-	$-
	1/2/2019	(2)	50,092	64,408	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	28,624	28,626	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	28,624	28,626	-	$55.73	1/2/2029	-	$-
	12/6/2017	(2)	186,900	62,300	-	$24.75	12/6/2027	-	$-
	12/7/2016	(4)	159,920	39,980	-	$22.57	12/7/2026	-	$-
	5/25/2016	(2)	103,636	-	-	$11.00	5/25/2026	-	$-
Manmeet S. Soni (6)	1/2/2020	(2)	4,687	20,313	-	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,500	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,500	$207.20	1/2/2030	-	$-
	8/28/2019	(5)	78,125	171,875	-	$72.70	8/28/2029	-	$-
	8/28/2019	(6)	-	-	50,000	$72.70	8/28/2029	-	$-
	8/28/2019	(6)	-	-	-	$-		50,000	$6,181,000
Dawn C. Bir	1/2/2020	(2)	4,500	19,500	-	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,000	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,000	$207.20	1/2/2030	-	$-
	1/2/2019	(2)	15,092	19,408	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	8,624	8,626	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	8,624	8,626	-	$55.73	1/2/2029	-	$-
	12/6/2017	(2)	53,472	17,828	-	$24.75	12/6/2027	-	$-
	12/7/2016	(4)	32,000	8,000	-	$22.57	12/7/2026	-	$-
	9/6/2016	(5)	90,000	-	-	$21.05	9/6/2026	-	$-
Colin J. Meyer, M.D.	1/2/2020	(2)	4,687	20,313	-	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,500	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,500	$207.20	1/2/2030	-	$-
	1/2/2019	(2)	15,526	19,974	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	8,873	8,877	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	8,873	8,877	-	$55.73	1/2/2029	-	$-
	12/6/2017	(2)	65,772	21,928	-	$24.75	12/6/2027	-	$-
	12/7/2016	(4)	72,000	18,000	-	$22.57	12/7/2026	-	$-
	5/25/2016	(2)	88,636	-	-	$11.00	5/25/2026	-	$-
	6/15/2013	(4)	19,525	-	-	$11.62	6/15/2023	-	$-
Michael D. Wortley	1/2/2020	(2)	4,500	19,500	-	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,000	$207.20	1/2/2030	-	$-
	1/2/2020	(1)	-	-	12,000	$207.20	1/2/2030	-	$-
	1/2/2019	(2)	15,092	19,408	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	8,624	8,626	-	$55.73	1/2/2029	-	$-
	1/2/2019	(3)	8,624	8,626	-	$55.73	1/2/2029	-	$-
	12/6/2017	(2)	45,300	15,100	-	$24.75	12/6/2027	-	$-
	12/7/2016	(4)	50,240	12,560	-	$22.57	12/7/2026	-	$-

(1)

The performance-based stock options vest as described above under “Compensation Discussion and Analysis—Equity Compensation—Equity Grants in 2020.” Please see the section entitled “Potential Payments Upon Termination or Change in Control” for accelerated vesting provisions that apply on certain terminations of employment or a change in control.

(2)

Vest in 16 substantially equal quarterly installments over four years from the date of grant; provided that the stock options will generally only vest on such dates if the holder continues to provide services to us or our subsidiaries through the applicable vesting date, subject to the terms of the applicable award agreement and each named executive officer’s employment agreement. Please see the section entitled “Potential Payments Upon Termination or Change in Control” for accelerated vesting provisions that apply on certain terminations of employment.

(3)

Vest 25% upon achievement of the performance condition, which has been achieved, with the remainder vesting 1/12 on each quarterly anniversary date thereafter; provided that the stock options will generally only vest on such dates if the holder continues to provide services to us or our subsidiaries through the applicable vesting date, subject to the terms of the applicable award agreement and each named executive officer’s employment agreement. Please see the section entitled “Potential Payments Upon Termination or Change in Control” for accelerated vesting provisions that apply on certain terminations of employment. These awards were originally granted as performance-based, but the performance conditions were satisfied as of December 31, 2019. As a result, the awards have been moved out of the “Equity Incentive Plan” column and are now treated as time-based stock option awards.

(4)

Vest in 20 substantially equal quarterly installments over five years; provided that the stock options will generally only vest on such dates if the holder continues to provide services to us or our subsidiaries through the applicable vesting date, subject to the terms of the applicable award agreement and each named executive officer’s employment agreement. Please see the section entitled “Potential Payments Upon Termination or Change in Control” for accelerated vesting provisions that apply on certain terminations of employment.

(5)

Vest 25% on first anniversary date of grant with the remainder vesting 1/12 on each quarterly anniversary date thereafter provided that the stock options will generally only vest on such dates if the holder continues to provide services to us or our subsidiaries through the applicable vesting date, subject to the terms of the applicable award agreement and each named executive officer’s employment agreement. Please see the section entitled “Potential Payments Upon Termination or Change in Control” for accelerated vesting provisions that apply on certain terminations of employment.

(6)

With respect to the performance-based equity awards to Mr. Soni, the stock options and restricted stock units vest based upon the achievement of pre-established targets for gross product sales revenue over the ten-year performance period for such awards. One-half of Mr. Soni’s performance-based restricted stock units and one-half of his performance-based stock options will vest on the day (if prior to the 10-year expiration date of the award) that a Form 10-K or Form 10-Q, as applicable, is filed reflecting that, in the immediately preceding calendar quarter and any prior periods, cumulatively, the Company booked $100 million or more of gross product sales revenue, including royalty revenue based on product sales. The remaining one-half of Mr. Soni’s performance-based restricted stock units and remaining one-half of his performance-based stock options will vest on the day (if prior to the 10-year expiration date of the award) that a Form 10-K or Form 10-Q, as applicable, is filed reflecting that, in the immediately preceding calendar quarter and any prior periods, cumulatively, the Company booked $200 million or more of gross product sales revenue, including royalty revenue based on product sales.

(7)	Amounts in this column are calculated using the closing price of our price of our class A common stock on The Nasdaq Global Select Market on December 31, 2020, which was $123.62.

Option Exercises

The following table sets forth certain information concerning the option awards exercised by our named executive officers during 2020.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Dawn C. Bir	60,000	$8,487,300
Colin J. Meyer, M.D.	25,000	$3,964,148
Michael D. Wortley	51,429	$8,406,998

(1)

Value realized is determined by multiplying the number of shares acquired upon exercise by the difference between the exercise price of the option and the market price of our class A common stock on The Nasdaq Global Select Market at the time of the exercise on each exercise event.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2020 or any other time.

Nonqualified Deferred Compensation

During 2020 or any other time, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

We maintain employment agreements with each of our executive officers, including our named executive officers, that provide for potential severance and change in control benefits. If a named executive officer’s employment is terminated by us for cause or by the executive without good reason (each as defined below), the executive will receive (i) all accrued salary through the date of termination, any bonus owed for the prior year, any deferred compensation and any accrued and unused vacation pay, referred to collectively as “accrued obligations,” and (ii) all payments and benefits he or his family are entitled to receive under any of our plans, programs, policies or practices, collectively referred to as “other benefits.”

If a named executive officer’s employment is terminated due to a death or disability that occurs prior to, or more than two years after, a change in control (as defined below), the executive or his estate will receive (i) the accrued obligations, (ii) the other benefits, (iii) a lump sum payment equal to the executive’s current annual base salary, (iv) continuation of welfare benefits for up to 12 months following the date of termination and (v) immediate vesting in full, and lapse of certain repurchase provisions, of any equity awards that the executive holds on the date of termination.

If a named executive officer’s employment is terminated by us without cause or by the executive for good reason, in either case, more than six months prior to, or more than two years after, a change in control, the executive will receive (i) the accrued obligations, (ii) the other benefits, (iii) a lump sum payment equal to the executive’s current annual base salary, (iv) continuation of welfare benefits for up to 12 months following the date of termination, (v) for Mr. Huff, immediate vesting in full, and lapse of certain repurchase provisions, of any equity awards that the executive holds on the date of termination and (vi) for Mr. Soni, the immediate vesting of the performance-based stock options and performance-based restricted stock units granted to Mr. Soni on his date of employment to the same extent as to which the time-vested stock options granted to Mr. Soni on his date of employment have vested. Instead of the treatment described in clauses (v) and (vi), outstanding, unvested equity awards held by named executive officers (other than Mr. Huff) and the remaining unvested equity awards held by Mr. Soni will remain outstanding and unvested and will vest as described below if and only if a change in control occurs during the six month period following the date of termination.

If a named executive officer’s employment is terminated by us without cause, by the executive for good reason, or due to the executive’s death or disability, in each case, within six months prior to (excluding death or disability) or within two years after a change in control, the executive will receive (i) the accrued obligations, (ii) the other benefits, (iii) a lump sum payment equal to two times the executive’s current annual base salary, (iv) continuation of welfare benefits for up to 24 months following the date of termination and (v) immediate vesting in full, and lapse of certain repurchase provisions, of any equity awards that the executive holds on the date of termination.

Receipt of the lump sum severance payments and accelerated equity vesting as applicable under the scenarios described above is subject to a named executive officer’s execution and non-revocation of a release of claims agreement. The named executive officers are also subject to general confidentiality obligations as well as noncompete and nonsolicitation restrictions for a period of one year following their termination of employment with us for any reason.

Upon a change in control, all unvested equity awards held by Mr. Huff will immediately vest in full and certain repurchase provisions will lapse. In addition, if a named executive officer’s employment continues after a change in control, any unvested equity awards held by a named executive officer other than Mr. Huff will vest 1/18 per month unless vesting otherwise occurs earlier under applicable agreements and plans. With respect to all named executive officers, for a period of two years following the change in control, we (or our successor) will continue to provide aggregate welfare benefits that are not materially diminished from those provided immediately prior to the change in control.

In the event that it is determined that any payments provided to the named executive officer will be subject to the excise tax imposed by Section 4999 of the Code because the payments are found to be contingent upon a change in ownership or control, within the meaning of Section 280G of the Code, we will provide the named executive officer with a payment such that, after payment by the named executive officer of all taxes, penalties and interest, including any excise tax imposed pursuant to Section 4999 of the Code on the gross-up payment itself, the named executive officer retains an amount of the gross-up payment equal to the excise tax imposed. In other words, we have an obligation to pay any excise tax imposed under Section 4999 of the Code as well as any income, state or local taxes imposed on the amount paid to make the named executive officer whole for the excise tax. The named executive officer will remain responsible for all other income, state and local taxes due with respect to the payment. In 2020, the compensation committee determined that we will no longer provide these excise tax gross up benefits to newly hired or promoted officers.

Under the employment agreements, “cause” generally means (i) the commission by the executive of an act of fraud upon, or willful misconduct toward, us, (ii) a material breach of the noncompete provision of the agreement or of a separate confidentiality and intellectual property agreement between us and the executive, (iii) the conviction of the executive of any felony (or a plea of nolo contendere thereto) or (iv) the executive’s addiction to alcohol, drugs or any other controlled substance.

Under the employment agreements, “good reason” generally means (i) a material diminution in base compensation, (ii) a material diminution in the executive’s authority, duties or responsibilities (including, in the case of Mr. Soni, Mr. Soni not serving as Chief Financial Officer of the Company’s successor or parent company following a change in control), (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including having to report to an officer of a parent company following a change of control (or, in the case of Mr. Huff, the appointment of an employee to serve as Chairman of the Board), (iv) for executives other than Mr. Huff, a material diminution in the budget over which the executive retains authority, (v) a change in the geographic location at which the executive must perform services of more than 50 miles or (vi) any other action or inaction that constitutes a material breach of the agreement by us.

Under the employment agreements, “change in control” means an occurrence of any of the following events:

(1)

The Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Company) and as a result of such merger or consolidation, stockholders of the Company immediately prior to such merger or consolidation cease to own more than 50% of the outstanding capital stock of the surviving corporation determined on a fully diluted basis;

(2)	The Company sells, leases or exchanges or agrees to sell, lease or exchange more than 50% of its assets to any other person (other than a wholly owned subsidiary of the Company);
(3)	The Company is to be dissolved and liquidated (in a dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended, or the Code);
(4)

Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote, directly, by merger or otherwise) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) and as a result of such acquisition, the stockholders holding a majority of the capital stock of the Company receive cash or marketable securities for their shares of capital stock; or

(5)	As a result of or in connection with a contested election of directors, the persons who were directors before such election will cease to consist a majority of the Board.

Notwithstanding, the foregoing definition of change in control (other than clause (3) of such definition), a change in control shall only be deemed to occur upon a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code.

Quantification of Benefits

The amount of compensation and benefits payable to each named executive officer in various termination or change in control situations has been estimated in the tables below. The value of the stock option and restricted stock unit vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and executive’s employment termination occurred on December 31, 2020. The closing price of our common stock on The Nasdaq Global Select Market as of December 31, 2020, the last trading day of 2020, was $123.62, which was used as the value of our common stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2020 by the difference between the closing price of our common stock as of December 31, 2020 and the exercise price for such unvested option shares. Unvested stock options subject to acceleration that have exercise prices above the closing market price of our common stock as of December 31, 2020 are given no value. The value of the restricted stock unit vesting acceleration was calculated by multiplying the number of unvested restricted stock units subject to vesting acceleration as of December 31, 2020 by the closing price of our common stock as of December 31, 2020.

As noted above, if it is determined that any payments to a named executive officer will be subject to the excise tax imposed by Section 4999 of the Code because the payments, called parachute payments, are found to be contingent upon a change in ownership or control, within the meaning of Section 280G of the Code, we will provide the named executive officer with a payment such that, after payment by the named executive officer of all taxes, penalties and interest, including any excise tax imposed pursuant to Section 4999 of the Code on the gross-up payment itself, the named executive officer retains an amount of the gross-up payment equal to the excise tax imposed. Thus, the tax gross up payment in the following tables is the amount necessary to offset any excise tax and related income taxes, penalties and interest owed by a named executive officer in connection with the termination of his or her employment in connection with a change in control. In making the calculation, we used the following assumptions: (1) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 37%, the applicable Medicare tax rate is 2.35%, and there are no applicable state or local taxes; (2) no amounts will be discounted as attributable to reasonable compensation, but present value calculations will be applied to time-based equity award acceleration; (3) all cash payments are contingent upon a change in control; (4) the presumption required under applicable regulations that equity awards granted in 2020 were contingent upon a change in control could be rebutted; and (5) the full value of performance share awards (determined under the respective award) would constitute a parachute payment. With respect to all named executive officers other than Mr. Huff, the vesting schedules for outstanding equity awards would be modified at the time of a change in control event that is not accompanied by a termination, although this change in vesting would not occur until the one month anniversary of the change in control event. Assuming that such a change in control event occurred on December 31, 2020 not accompanied by a termination, none of the named executive officers (other than Mr. Huff) would have been eligible to receive vesting acceleration or a potential accompanying gross up payment on December 31, 2020. Mr. Huff is the only named executive officer who could have received direct change in control payments with respect to his equity awards on December 31, 2020 if the change in control is not accompanied by a termination; therefore, the charts below do not assume a direct change in control benefit without a termination for any executive other than Mr. Huff.

J. Warren Huff

The following table describes the potential payments upon employment termination for J. Warren Huff, our Chief Executive Officer, President and Chairman of the Board, as if his employment terminated or an applicable change in control event occurred as of December 31, 2020, the last business day of 2020.

Potential Payments Upon Termination or Change of Control	Termination by Company with Cause or Resignation by the Executive without Good Reason Prior to a Change in Control	Termination by Company without Cause or Resignation by the Executive for Good Reason Prior to a Change in Control (1)	Termination Due to Death or Disability Prior to a Change in Control (2)	Termination by the Company without Cause, Resignation by the Executive for Good Reason or termination due to Death or Disability, following a Change in Control (3)	Change in Control, No Termination
Base Salary (4)	$-	$636,400	$636,400	$1,272,800	$-
Bonus (5)	$-	$-	$-	$-	$-
Acceleration of equity awards (4)	$-	$18,459,077	$18,459,077	$18,459,077	$18,459,077
Welfare and other benefits
Medical (6)	$-	$6,702	$6,702	$13,404	$-
Health saving (7)	$-	$4,750	$4,750	$9,500	$-
Life and disability premiums (8)	$-	$23,561	$416	$47,121	$-
Health exam (9)	$-	$5,000	$5,000	$10,000	$-
Paid time off (10)	$146,862	$146,862	$146,862	$146,862	$-
Tax gross up payment	$-	$-	$-	$1,101,024	$-
Total	$146,862	$19,282,352	$19,259,207	$21,059,788	$18,459,077

(1)	The termination is more than six months prior to, or more than two years after, a change in control.
(2)	The termination is prior to, or more than two years after, a change in control.
(3)	The termination is within six months prior to (excluding death or disability), or within two years after, a change in control.
(4)	The executive must sign a release in order to receive this benefit.
(5)

Does not include the cash bonus for 2020 that was paid in March 2021, as a cash bonus is not payable if the termination occurs prior to 2021. See “Executive Compensation – Summary Compensation Table” above.

(6)	The Company will continue to pay medical, dental and vision insurance premiums, if applicable.*
(7)	The Company will continue to pay a health savings account contribution, if applicable.*
(8)	The Company will continue to pay life and disability insurance premiums, if applicable.*
(9)	The Company will continue to pay health exam costs, if applicable. Benefit amounts are for one exam, except in the case of the last column, the benefits are for two exams.
(10)	The Company will pay the amounts in one lump sum payment.
*	Benefit amounts are for 12 months, except in the case of the next to last column, the benefits are for 24 months, and use our best estimates as to continued costs past December 31, 2020.

Manmeet S. Soni

The following table describes the potential payments upon employment termination for Manmeet S. Soni, our Chief Operating Officer, Chief Financial Officer and Executive Vice President, as if his employment terminated as of December 31, 2020, the last business day of 2020.

Potential Payments Upon Termination or Change of Control	Termination by Company with Cause or Resignation by the Executive without Good Reason Prior to a Change in Control	Termination by Company without Cause or Resignation by the Executive for Good Reason Prior to a Change in Control (1)	Termination Due to Death or Disability Prior to a Change in Control (2)	Termination by the Company without Cause, Resignation by the Executive for Good Reason or termination due to Death or Disability, following a Change in Control (3)
Base Salary (4)	$-	$545,900	$545,900	$1,091,800
Bonus (5)	$-	$-	$-	$-
Acceleration of equity awards (4)	$-	$2,727,188	$17,478,875	$17,478,875
Welfare and other benefits
Medical (6)	$-	$9,887	$9,887	$19,774
Health saving (7)	$-	$4,750	$4,750	$9,500
Life and disability premiums (8)	$-	$21,885	$416	$43,770
Health exam (9)	$-	$5,000	$5,000	$10,000
Paid time off (10)	$70,639	$70,639	$70,639	$70,639
Tax gross up payment	$-	$-	$-	$5,126,274
Total	$70,639	$3,385,249	$18,115,467	$23,850,632

(1)	The termination is more than six months prior to, or more than two years after, a change in control.
(2)	The termination is prior to, or more than two years after, a change in control.
(3)

The termination is within six months prior to (excluding death or disability), or within two years after, a change in control. As noted above, in the event of a change in control event without an accompanying termination, the vesting schedule of outstanding equity awards would begin vesting the awards each month following the change in control event. This could potentially result in the named executive officer becoming eligible for a gross-up payment at some point in the future following that change in control event. If 100% of the named executive officer’s equity were to vest on December 31, 2020 (rather than over time), the amount of the executive’s potential gross-up payment relating to that acceleration would be $4,513,491.

(4)	The executive must sign a release in order to receive this benefit.
(5)

Does not include the cash bonus for 2020 that was paid in March 2021, as a cash bonus is not payable if the termination occurs prior to 2021. See “Executive Compensation – Summary Compensation Table” above.

(6)	The Company will continue to pay medical, dental and vision insurance premiums, if applicable.*
(7)	The Company will continue to pay a health savings account contribution, if applicable.*
(8)	The Company will continue to pay life and disability insurance premiums, if applicable.*
(9)	The Company will continue to pay health exam costs, if applicable. Benefit amounts are for one exam, except in the case of the last column, the benefits are for two exams.
(10)	The Company will pay the amounts in one lump sum payment.
*	Benefit amounts are for 12 months, except in the case of last column, the benefits are for 24 months, and use our best estimates as to continued costs past December 31, 2020.

Dawn C. Bir

The following table describes the potential payments upon employment termination for Dawn C. Bir, our Chief Commercial Officer and Executive Vice President, as if her employment terminated as of December 31, 2020, the last business day of 2020.

Potential Payments Upon Termination or Change of Control	Termination by Company with Cause or Resignation by the Executive without Good Reason Prior to a Change in Control	Termination by Company without Cause or Resignation by the Executive for Good Reason Prior to a Change in Control (1)	Termination Due to Death or Disability Prior to a Change in Control (2)	Termination by the Company without Cause, Resignation by the Executive for Good Reason or termination due to Death or Disability, following a Change in Control (3)
Base Salary (4)	$-	$422,000	$422,000	$844,000
Bonus (5)	$-	$-	$-	$-
Acceleration of equity awards (4)	$-	$-	$5,059,902	$5,059,902
Welfare and other benefits
Medical (6)	$-	$10,001	$10,001	$20,002
Health saving (7)	$-	$4,750	$4,750	$9,500
Life and disability premiums (8)	$-	$22,617	$416	$45,234
Health exam (9)	$-	$5,000	$5,000	$10,000
Paid time off (10)	$81,154	$81,154	$81,154	$81,154
Tax gross up payment	$-	$-	$-	$483,970
Total	$81,154	$545,522	$5,583,223	$6,553,762

(1)	The termination is more than six months prior to, or more than two years after, a change in control.
(2)	The termination is prior to, or more than two years after, a change in control.
(3)

The termination is within six months prior to (excluding death or disability), or within two years after, a change in control. As noted above, in the event of a change in control event without an accompanying termination, the vesting schedule of outstanding equity awards would begin vesting the awards each month following the change in control event.

(4)	The executive must sign a release in order to receive this benefit.
(5)

Does not include the cash bonus for 2020 that was paid in March 2021, as a cash bonus is not payable if the termination occurs prior to 2021. See “Executive Compensation – Summary Compensation Table” above.

(6)	The Company will continue to pay medical, dental and vision insurance premiums, if applicable.*
(7)	The Company will continue to pay a health savings account contribution, if applicable.*
(8)	The Company will continue to pay life and disability insurance premiums, if applicable.*
(9)	The Company will continue to pay health exam costs, if applicable. Benefit amounts are for one exam, except in the case of the last column, the benefits are for two exams.
(10)	The Company will pay the amounts in one lump sum payment.
*	Benefit amounts are for 12 months, except in the case of last column, the benefits are for 24 months, and use our best estimates as to continued costs past December 31, 2020.

Colin J. Meyer, M.D.

The following table describes the potential payments upon employment termination for Colin J. Meyer, M.D., our Chief Research and Development Officer and Executive Vice President, as if his employment terminated as of December 31, 2020, the last business day of 2020.

Potential Payments Upon Termination or Change of Control	Termination by Company with Cause or Resignation by the Executive without Good Reason Prior to a Change in Control	Termination by Company without Cause or Resignation by the Executive for Good Reason Prior to a Change in Control (1)	Termination Due to Death or Disability Prior to a Change in Control (2)	Termination by the Company without Cause, Resignation by the Executive for Good Reason or termination due to Death or Disability, following a Change in Control (3)
Base Salary (4)	$-	$540,000	$540,000	$1,080,000
Bonus (5)	$-	$-	$-	$-
Acceleration of equity awards (4)	$-	$-	$6,548,275	$6,548,275
Welfare and other benefits
Medical (6)	$-	$10,001	$10,001	$20,002
Health saving (7)	$-	$4,750	$4,750	$9,500
Life and disability premiums (8)	$-	$19,611	$416	$39,222
Health exam (9)	$-	$5,000	$5,000	$10,000
Paid time off (10)	$124,615	$124,615	$124,615	$124,615
Tax gross up payment	$-	$-	$-	$612,214
Total	$124,615	$703,977	$7,233,057	$8,443,828

(1)	The termination is more than six months prior to, or more than two years after, a change in control.
(2)	The termination is prior to, or more than two years after, a change in control.
(3)

The termination is within six months prior to (excluding death or disability), or within two years after, a change in control. As noted above, in the event of a change in control event without an accompanying termination, the vesting schedule of outstanding equity awards would begin vesting the awards each month following the change in control event.

(4)	The executive must sign a release in order to receive this benefit.
(5)

Does not include the cash bonus for 2020 that was paid in March 2021, as a cash bonus is not payable if the termination occurs prior to 2021. See “Executive Compensation – Summary Compensation Table” above.

(6)	The Company will continue to pay medical, dental and vision insurance premiums, if applicable.*
(7)	The Company will continue to pay a health savings account contribution, if applicable.*
(8)	The Company will continue to pay life and disability insurance premiums, if applicable.*
(9)	The Company will continue to pay health exam costs, if applicable. Benefit amounts are for one exam, except in the case of the last column, the benefits are for two exams.
(10)	The Company will pay the amounts in one lump sum payment.
*	Benefit amounts are for 12 months, except in the case of last column, the benefits are for 24 months, and use our best estimates as to continued costs past December 31, 2020.

Michael D. Wortley

The following table describes the potential payments upon employment termination for Michael D. Wortley, our Chief Legal Officer and Executive Vice President, as if his employment terminated as of December 31, 2020, the last business day of 2020.

Potential Payments Upon Termination or Change of Control	Termination by Company with Cause or Resignation by the Executive without Good Reason Prior to a Change in Control	Termination by Company without Cause or Resignation by the Executive for Good Reason Prior to a Change in Control (1)	Termination Due to Death or Disability Prior to a Change in Control (2)	Termination by the Company without Cause, Resignation by the Executive for Good Reason or termination due to Death or Disability, following a Change in Control (3)
Base Salary (4)	$-	$421,100	$421,100	$842,200
Bonus (5)	$-	$-	$-	$-
Acceleration of equity awards (4)	$-	$-	$5,250,972	$5,250,972
Welfare and other benefits
Medical (6)	$-	$742	$742	$1,484
Health saving (7)	$-	$-	$-	$-
Life and disability premiums (8)	$-	$13,256	$416	$26,512
Health exam (9)	$-	$5,000	$5,000	$10,000
Paid time off (10)	$97,177	$97,177	$97,177	$97,177
Tax gross up payment	$-	$-	$-	$-
Total	$97,177	$537,275	$5,775,407	$6,228,345

(1)	The termination is more than six months prior to, or more than two years after, a change in control.
(2)	The termination is prior to, or more than two years after, a change in control.
(3)

The termination is within six months prior to (excluding death or disability), or within two years after, a change in control. As noted above, in the event of a change in control event without an accompanying termination, the vesting schedule of outstanding equity awards would begin vesting the awards each month following the change in control event.

(4)	The executive must sign a release in order to receive this benefit.
(5)

Does not include the cash bonus for 2020 that was paid in March 2021, as a cash bonus is not payable if the termination occurs prior to 2021. See “Executive Compensation – Summary Compensation Table” above.

(6)	The Company will continue to pay medical, dental and vision insurance premiums, if applicable.*
(7)	The Company will continue to pay a health savings account contribution, if applicable.*
(8)	The Company will continue to pay life and disability insurance premiums, if applicable.*
(9)	The Company will continue to pay health exam costs, if applicable. Benefit amounts are for one exam, except in the case of the last column, the benefits are for two exams.
(10)	The Company will pay the amounts in one lump sum payment.
*	Benefit amounts are for 12 months, except in the case of last column, the benefits are for 24 months, and use our best estimates as to continued costs past December 31, 2020.

DIRECTOR COMPENSATION

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2020. Mr. Huff, our director who also serves as our Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Mr. Huff as an employee during 2020 is presented in “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash (1)		Option Awards (1)		Total
Martin W. Edwards, M.D.	$43,031		$1,523,888	(7)	$1,566,919
William D. McClellan, Jr.	$112,563		$517,538		$630,101
R. Kent McGaughy, Jr.	$57,422	(2)	$517,538		$574,960
Jack B. Nielsen	$104,986	(3)	$517,538		$622,524
William E. Rose	$62,433	(4)	$517,538		$579,971
James E. Bass (5)	$67,444	(6)	$517,538		$584,982

(1)

The amounts reported in the Fees Earned or Paid in Cash column include both director fees paid in cash and, where applicable, the fair value of stock options issued in lieu of cash director fees pursuant to an election made by the director to receive stock options in lieu of cash director fees. The amounts reported in the Option Awards column include the fair value of stock options issued to directors that were not issued in lieu of cash director fees. The stock options were granted in accordance with the Fourth Amended and Restated Non-Employee Directors Compensation Policy discussed below and pursuant to our LTIP. The amounts attributable to stock options reported in the Fees Earned or Paid in Cash column and the Option Awards column represent the grant date fair value of the stock options granted to our non-employee directors during 2020 as computed in accordance with ASC Topic 718, not including any estimated forfeitures. See notes 2 and 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021, for a discussion of assumptions made by us in determining the grant date fair value of our option awards for the fiscal year ended December 31, 2020. Note that amounts reported in these columns attributable to stock options reflect the accounting cost for these stock options and do not correspond to actual economic value that may be received by the directors from the stock options. As of December 31, 2020, Dr. Edwards had 16,300 stock options outstanding, Mr. McClellan had 34,800 stock options outstanding, Mr. McGaughy had 44,693 stock options outstanding, Mr. Nielsen had 47,868 stock options outstanding, and Mr. Rose had 43,682 stock options outstanding.

(2)	Includes 699 stock options issued to Mr. McGaughy in lieu of $57,422 in director fees.
(3)	Includes 1,278 stock options issued to Mr. Nielsen in lieu of $104,986 in director fees.
(4)	Includes 760 stock options issued to Mr. Rose in lieu of $62,433 in director fees.
(5)	Mr. Bass resigned from the Board on August 26, 2020.
(6)	Includes 821 stock options issued to Mr. Bass in lieu of $67,444 in director fees.
(7)

Includes a one-time initial grant of 10,000 stock options for new directors that vest one-third annually over three years. Beginning in June 2021, Dr. Edwards will receive the same annual grant of stock options as all other non-employee directors.

Director Compensation Arrangements

The Third Amended and Restated Non-Employee Director Compensation Policy, which was approved by the compensation committee and the Board in December 2019 and applicable to the 2020 year, and the Fourth Amended and Restated Non-Employee Director Compensation Policy which was approved by the compensation committee and Board in June 2020 to require equity grants to directors to be exercisable for, or settled with, shares of Class A common stock, provide the following compensation for non-employee directors:

•	an annual grant of 6,300 stock options at the first regular Board meeting following each annual meeting of stockholders that vests in four equal quarterly installments;

•

upon a new non-employee director’s initial election or appointment, a one-time grant of 10,000 stock options that vests in three equal annual installments, and, if such new non-employee director was not first elected or appointed at our annual meeting of stockholders, then a pro-rated grant of the annual award of stock options (described in the preceding bullet) equal to 6,300 multiplied by a fraction, the numerator of which is the number of meetings of our board of directors remaining until (and including) the first regular board meeting after the next annual meeting of stockholders and the denominator of which is four, which will vest in the number of equal quarterly installments that is equal to the number of the remaining meetings of the board of directors following the grant through (and including) the first regular board meeting after the next annual meeting of stockholders;

•	a director fee of $40,000 per year ($45,000 per year beginning with the second regular board of directors meeting held after the 2020 annual meeting of stockholders);
•	a lead director fee of $25,000 per year;
•	a compensation committee member fee of $7,500 per year, an audit committee member fee of $10,000 per year and a nominating and corporate governance committee member fee of $5,000; and
•	a compensation committee chairman fee of $7,500 per year, an audit committee chairman fee of $25,000 per year and a nominating and corporate governance committee chairman fee of $5,000 per year.

On December 2, 2020, the compensation committee and board of directors approved the Fifth Amended and Restated Non-Employee Director Compensation Policy that changed (1) the annual cash director fee from $45,000 to $50,000, beginning with the second regular board of directors meeting held after the 2021 annual meeting of stockholders, (2) the annual grant of stock options from 6,300 stock options to 5,000 stock options, and (3) the initial grant of stock options to a new director from 10,000 stock options to 7,500 stock options, beginning on or after the 2021 annual meeting of stockholders. Our compensation committee reviews our director compensation policy at least annually and considers market data provided by Radford as a reference point when recommending to our board of directors adjustments to our compensation levels for our non-employee directors. Upon recommendation and review performed by Radford of our non-employee director compensation in comparison to our industry peer group based on stage of development and commercialization, market capitalization, and employee headcount, our compensation committee and board of directors approved the Fifth Amended and Restated Non-Employee Director Compensation Policy.

In lieu of future receipt of any or all of the above cash fees, a director may elect to receive an annual grant of stock options with a Black-Scholes value equal to the forfeited cash compensation. The vesting schedule for these stock options will be the same as the vesting schedule applicable to the regular annual stock compensation grant. Each member of our Board is also entitled to be reimbursed for reasonable travel and other expenses incurred in conjunction with attending Board and committee meetings.

Indemnification Agreements

Our directors are indemnified by us as described under “Compensation Discussion and Analysis—Indemnification Agreements.”

CEO PAY RATIO

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation as disclosed in the Summary Compensation Table to the annual total compensation of our median paid employee.

During 2020, our principal executive officer was our Chief Executive Officer, J. Warren Huff. The total compensation reported for Mr. Huff in the Summary Compensation Table for 2020 is $6,396,130. For 2020, the annual total compensation for our median employee was $568,580, resulting in a pay ratio of approximately 11:1.

We identified the median employee by utilizing the compensation reported in Box 1 of Form W-2 for 2020 for each individual who was a full-time or part-time employee on December 31, 2020 (the median employee determination date). We believe this methodology provides a reasonable basis for determining each employee’s allocated portion of their total annual compensation and is an economical method of evaluating our employee population’s total annual compensation and identifying our median employee. This calculation was performed for all 272 employees based in the United States as of the median employee determination date, excluding Mr. Huff. We employ one individual outside of the United States in England and that individual was excluded from the calculation in accordance with Item 402(u)(4)(ii) of Regulation S-K. We did not annualize compensation for individuals hired during 2020 and did not make any cost of living adjustments. After identifying the median employee, we calculated the median employee’s annual compensation in accordance with the requirements of Item 402(c)(2)(x), the same method used to calculate the total compensation reported for Mr. Huff in the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above, this section describes transactions since January 1, 2020, to which we have been or will be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting stock, or any member of the immediate family of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Registration Rights Agreement

We have entered into an amended and restated registration rights agreement with certain of our stockholders, providing for certain rights and restrictions relating to the registration of offers and sales of shares of our common stock. Holders of more than 67% of the registerable shares, which we refer to as the initiating holders, may twice request that we register at least 50% of the registerable shares held by all holders of registration rights, or a lesser number of shares if the aggregate price to the public of the offering (net of underwriter discounts) will be at least $5,000,000. Furthermore, if Form S-3 is available for an offering by the initiating holders, the initiating holders may request that we affect an unlimited number of registrations on Form S-3 at an aggregate offering price of at least $1,000,000 per registration on Form S-3. In addition, the holders of registrable securities have piggyback registration rights if we determine to register any equity securities for our own account or the account of another security holder. We will pay the registration expenses, other than underwriting fees, discounts or commissions, of the shares registered pursuant to the registrations described above but limited to four registrations on Form S-3. The amended and restated registration rights agreement terminates with respect to any holder who is permitted to sell, within a 90-day period, all of such holder’s registrable shares in compliance with Rule 144.

The following of our directors and executive officers are parties to the amended and restated registration rights agreement:

•	J. Warren Huff
•	R. Kent McGaughy, Jr.

The following persons, or groups of affiliated persons, known by us to beneficially own more than 5% of our shares of Class A common stock are parties to the amended and restated registration rights agreement:

•	R. Kent McGaughy, Jr.
•	Evelyn P. Rose Survivors Trust

Related Persons Transaction Policy

We have adopted a written Related Persons Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the amount involved exceeds $120,000, in which we are a participant and in which any related person has a direct or indirect interest. A related person is any senior officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Upon entering into a related person transaction, our nominating and corporate governance committee will review the material facts of the related person transaction and approve or ratify our entry into the related person transaction, unless such related person transaction falls into one of the categories of transactions that the nominating and corporate governance committee has pre-approved, such as compensation of Board members and executive officers, which is approved by our compensation committee or the Board. Generally, transactions involving compensation for services provided to a related person, such as an employee and director, are pre-approved under the policy.

In addition, under our Code of Ethics and Business Conduct, our employees and directors have an affirmative responsibility to disclose to our nominating and corporate governance committee any transaction or relationship that reasonably could have been expected to give rise to a conflict of interest involving a director or executive officer of the Company.

In determining whether to approve or ratify a related person transaction, the nominating and corporate governance committee will consider:

•	whether there is an appropriate business justification for the transaction;
•	the benefits that accrue to us as a result of the transaction;
•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	the extent of the related person’s interest in the transaction;
•	whether the related person transaction is material to us;
•

the effect of the transaction on a director’s independence (if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer);

•	the availability of other sources for comparable products or services;
•	whether it is a single transaction or a series of ongoing related transactions; and
•	whether entering into the transaction would be consistent with our Code of Ethics and Business Conduct.

The registration rights transaction described above was entered into prior to the adoption of the related persons transaction policy, but was approved by our Board considering similar factors to those described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and our Class B common stock as of April 15, 2021, by:

•	each of our named executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after April 15, 2021, are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, and subject to applicable community property laws, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Our calculation of the percentage of beneficial ownership is based on 31,368,226 shares of Class A common stock and 4,909,492 shares of our Class B common stock outstanding as of April 15, 2021. Our calculation of beneficial ownership of Class A common stock includes shares of Class B common stock because the shares of Class B common stock are immediately convertible into shares of Class A common stock.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Reata Pharmaceuticals, Inc., 5320 Legacy Drive, Plano, TX 75024.

	Number of Shares of		Percentage of Shares of
	Common Stock Beneficially		Common Stock Beneficially		Percentage of
Name of Beneficial Owner	Owned		Owned		Voting Power
	Class A(a)	Class B	Class A(a)	Class B
5% Stockholders:
R. Kent McGaughy, Jr.(1) c/o CPMG, Inc. 2000 McKinney Ave, Ste 2125 Dallas TX 75201	5,030,056	2,063,064	15.0%	41.7%	19.8%
CPMG, Inc.(2) 2000 McKinney Ave, Ste 2125 Dallas TX 75201	4,589,758	1,692,857	13.9%	34.5%	17.3%
Wellington Management Group LLP(3) c/o Wellington Management Company LLP 280 Congress Street Boston MA 02210	4,345,724	—	13.9%	0.0%	9.4%
William E. Rose(4) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	3,219,230	2,132,411	9.6%	43.1%	16.2%
Evelyn P. Rose(5) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	2,852,941	1,965,774	8.6%	40.0%	14.7%
Charles E. Gale(6) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	2,777,416	1,878,311	8.4%	38.3%	14.2%
Evelyn P. Rose Survivors Trust(7) c/o Cardinal Investment Company, Inc. 3963 Maple Ave, Ste 200, Dallas TX 75219	2,757,279	1,877,998	8.3%	38.3%	14.1%
The Vanguard Group(8) 100 Vanguard Blvd. Malvern PA 19355	2,320,031	—	7.4%	0.0%	5.0%
Invesco Ltd (9) 1555 Peachtree Street NE, Suite 1800 Atlanta GA 30309	1,779,475	—	5.7%	0.0%	3.9%
Directors and Executive Officers:
Dawn C. Bir(10)	237,881	236,850	*	4.6%	1.5%
Martin W. Edwards, M.D.(11)	4,725	—	*	*	*
J. Warren Huff(12)	1,292,053	1,261,100	4.0%	22.7%	7.9%
William D. McClellan, Jr.(13)	34,800	28,500	*	*	*
R. Kent McGaughy, Jr.(1)	5,030,056	2,063,064	15.0%	41.7%	19.8%
Colin J. Meyer, M.D.(14)	449,132	375,632	1.4%	7.2%	2.6%
Jack Nielsen(15)	49,648	40,290	*	*	*
Christy J. Oliger	—	—	*	*	*
William E. Rose(4)	3,219,230	2,132,411	9.6%	43.1%	16.2%
Shamim Ruff	—	—	*	*	*
Manmeet S. Soni(16)	121,687	117,187	*	2.3%	*
Michael D. Wortley(17)	158,865	157,834	*	3.1%	1.0%
All executive officers and directors as a group (12 persons)(18)	10,598,077	6,412,868	28.0%	98.2%	45.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock or voting power, as applicable.
(a)	Includes all shares of Class B common stock beneficially owned on an as-converted basis.
(1)

As described in that certain Schedule 13D/A, filed with the SEC on December 30, 2020 and further based on company records, consists of 25,004 shares of Class A common stock and 278,309 shares of Class B common stock held by R. Kent McGaughy, Jr. over which he has sole voting and investment control, 4,591 shares of Class A common stock and 51,095 shares of Class B common stock held by Lagos Trust, of which Mr. McGaughy is trustee and has shared voting and investment control with Emily M. McGaughy, 280 shares of Class A common stock and 3,109 shares of Class B common stock held by Traweek Children’s Trust, of which Mr. McGaughy is trustee and has sole voting and investment control, 33,217 shares of Class A common stock held in escrow for a charitable donee by AST, of which Mr. McGaughy has sole voting control and shared investment control with the donee, an aggregate of 2,896,901 shares of Class A common stock and 1,692,857 shares of Class B common stock held directly by CPMG or in various funds for which CPMG, Inc. is the investment manager and for which Mr. McGaughy has shared voting and investment control with CPMG, 37,694 shares of Class B common stock issuable pursuant to currently exercisable stock options, 5,249 shares of Class A common stock issuable pursuant to currently exercisable stock options and 1,750 shares of Class A common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(2)

As described in that certain Schedule 13D/A, filed with the SEC on December 30, 2020 consists of an aggregate of 2,896,901 shares of Class A common stock and 1,692,857 shares of Class B common stock held directly by CPMG or in various funds for which CPMG, Inc. is the investment manager and R. Kent McGaughy, Jr. is the sole stockholder and director of CPMG, Inc.

(3)

As described in that certain Schedule 13G/A, filed with the SEC on February 4, 2021, consists of shares of Class A common stock held by clients of one or more of certain investment advisors directly or indirectly owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power over 3,978,606 shares of Class A common stock and shared dispositive power over 4,345,724 shares of Class A common stock and (ii) Wellington Management Company LLP has shared voting power over 3,899,662 shares of Class A common stock and shared dispositive power over 4,181,558 shares of Class A common stock. Each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP disclaims beneficial ownership of the shares beneficially held by clients of any of the investment advisors directly or indirectly owned by Wellington Management Group LLP, except to the extent of their respective actual pecuniary interests therein.

(4)

As described in that certain Schedule 13D/A, filed with the SEC on December 9, 2020 and further based on Company records, consists of 11,618 shares of Class A common stock and 129,308 shares of Class B common stock held by William E. Rose over which he has sole voting and investment control, 20 shares of Class A common stock and 215 shares of Class B common stock held by the Charles Henry Rose 2001 Trust and 45 shares of Class A common stock and 492 shares of Class B common stock held by the John William Rose 2002 Trust, over which Mr. Rose is trustee and over which he has shared voting and investment control with Catherine Marcus, 180,909 shares of Class A common stock held by Montrose Investments I, L.P., of which Mr. Rose is the sole member and manager of Montrose Investments GP, LLC, its general partner, 7,886 shares of Class A common stock and 87,776 shares of Class B common stock held by the Evelyn P. Rose Fidelity SEP IRA, which Mr. Rose may be deemed to beneficially own as a member of a stockholder group which includes Evelyn P. Rose and Charles E. Gale, and 879,281 shares of Class A Common Stock and 1,877,998 shares of Class B Common Stock held by the Evelyn Potter Rose Survivor’s Trust (the “Survivor’s Trust”), which Mr. Rose may be deemed to beneficially own as a member of a stockholder group which includes the Survivor’s Trust. Mr. Rose also has beneficial ownership of 36,622 shares of Class B common stock issuable pursuant to currently exercisable stock options, 5,295 shares of Class A common stock issuable pursuant to currently exercisable stock options and 1,765 shares of Class A common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(5)

As described in that certain Schedule 13D/A, filed with the SEC on December 9, 2020, consists of 879,281 shares of Class A common stock and 1,877,998 shares of Class B common stock held by the Evelyn P. Rose Survivors Trust, for which Ms. Rose serves as co-trustee with Charles E. Gale and over which she has shared voting and investment control, and 7,886 shares of Class A common stock and 87,776 shares of Class B common stock held by the Evelyn P. Rose SEP IRA, for Ms. Rose’s benefit.

(6)

As described in that certain Schedule 13D/A, filed with the SEC on December 9, 2020, consists of 879,281 shares of Class A common stock and 1,877,998 shares of Class B common stock held by the Evelyn P. Rose Survivors Trust, for which Mr. Gale serves as a co-trustee with Evelyn P. Rose and over which he has shared voting and investment control, 19,795 shares of Class A common stock held by Mr. Gale over which he has sole voting and investment control, and 29 shares of Class A common stock and 313 shares of Class B common stock held in an IRA for Mr. Gale’s benefit.

(7)

As described in that certain Schedule 13D/A, filed with the SEC on December 9, 2020, consists of 879,281 shares of Class A common stock and 1,877,998 shares of Class B common stock held by the Evelyn P. Rose Survivors Trust, for which Evelyn P. Rose and Charles E. Gale serve as co-trustees over which they share voting and investment control.

(8)

As described in that certain Schedule 13G/A, filed with the SEC on February 10, 2021, consists of 2,320,031 shares of Class A common stock held by The Vanguard Group. The Vanguard Group has sole investment control over 2,280,834 shares of Class A common stock and shared investment control over 39,197 shares of Class A common stock. The Vanguard Group has sole voting control over 0 shares of Class A common stock and shared voting control over 18,863 shares of Class A common stock.

(9)

As described in that certain Schedule 13G/, filed with the SEC on February 16, 2021, consists of 1,779,475 shares of Class A common stock held by Invesco Ltd. Invesco Ltd. has sole voting power over 1,777,291 shares of Class A common stock and sole dispositive power over 1,779,475 shares of Class A common stock.

(10)

Consists of 229,315 shares of Class B common stock issuable pursuant to currently exercisable stock options and 1,031 shares of Class A common stock issuable pursuant to currently exercisable stock options held by Ms. Bir and 7,535 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(11)

Consists of 3,150 shares of Class A common stock issuable pursuant to currently exercisable stock options held by Dr. Edwards and 1,575 shares of Class A common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(12)

As described in that certain Form 4 and Form 5 filed with the SEC on January 6, 2021, and further based on Company records, consists of 28,166 shares of Class A common stock and 611,040 shares of Class B common stock held by Mr. Huff, consisting of 575,806 shares of Class B common stock over which he exercises sole voting and investment control and 28,166 shares of Class A common stock and 35,234 shares of Class B common stock in four trusts for which Mr. Huff has shared voting and investment control with his wife, 620,912 shares of Class B common stock issuable pursuant to currently exercisable stock options, 2,787 shares of Class A common stock issuable pursuant to currently exercisable stock options, and 29,148 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(13)

Consists of 28,500 shares of Class B common stock issuable pursuant to currently exercisable stock options and 4,725 shares of Class A common stock issuable pursuant to currently exercisable stock options held by Mr. McClellan and 1,575 shares of Class A common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(14)

Consists of 72,000 shares of Class A common stock and 59,779 shares of Class B common stock held by Dr. Meyer over which he has sole voting and investment control, 304,762 shares of Class B common stock issuable pursuant to currently exercisable stock options, 1,500 shares of Class A common stock issuable pursuant to currently exercisable stock options and 11,091 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021

(15)

Consists of 1,780 shares of Class A common stock held by Mr. Nielsen over which he has sole voting and investment control, 40,290 shares of Class B common stock issuable pursuant to currently exercisable stock options, 5,683 shares of Class A common stock issuable pursuant to currently exercisable stock options, and 1,895 shares of Class A common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(16)

Consists of 3,000 shares of Class A common stock held by Mr. Soni over which he has sole voting and investment control, 101,562 shares of Class B common stock issuable pursuant to currently exercisable stock options, 1,500 shares of Class A common stock issuable pursuant to currently exercisable stock options, and 15,625 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(17)

Consists of 149,841 shares of Class B common stock issuable pursuant to currently exercisable stock options, 1,031 shares of Class A common stock issuable pursuant to currently exercisable stock options held by Mr. Wortley, and 7,993 shares of Class B common stock issuable pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

(18)

Consists of 4,144,698 shares of Class A common stock and 4,791,978 shares of Class B common stock beneficially owned by the directors and executive officers as of April 15, 2021, 1,549,498 shares of Class B common stock issuable to our directors and officers pursuant to stock options that are currently exercisable, 31,951 shares of Class A common stock issuable to our directors and officers pursuant to stock options that are currently exercisable, 71,392 shares of Class B common stock issuable to our directors and officers and 8,560 shares of Class A common stock issuable to our directors and officers pursuant to stock options that will become exercisable within 60 days after April 15, 2021.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based on our review of the filed reports, we believe that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2020, except that James E. Bass, William D. McClellan, Jr., R. Kent McGaughy, Jr., Jack B. Nielsen and William E. Rose filed Form 4s on June 22, 2020 that were required to be filed on June 12, 2020.

REPORT OF THE AUDIT COMMITTEE

The audit committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The audit committee operates under a written audit committee charter that has been adopted by the Board, a copy of which is available under “Investors > ESG > Governance > Documents & Charters” on our website at www.reatapharma.com. All members of the audit committee currently meet the independence and qualification standards for audit committee membership set forth in the listing standards and rules of Nasdaq and the SEC.

No member of the audit committee is a professional accountant or auditor. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2020. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

The audit committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The audit committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the PCAOB. The audit committee also discussed with the independent registered public accounting firm critical audit matters included in the firm’s audit opinion and discussed the firm’s opinion regarding the Company’s internal controls over financial reporting.

In addition to the matters specified above, the audit committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The audit committee met with the independent registered public accounting firm periodically to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting, internal controls over financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Form 10-K for the fiscal year ended December 31, 2020.

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any other filings under the Exchange Act or the Securities Act of 1933 except to the extent we specifically incorporate it by reference to such filing.

Submitted by the Audit Committee of the Board of Directors on February 16, 2021

William D. McClellan, Jr., Chairperson

Martin W. Edwards, M.D.

Jack B. Nielsen

William E. Rose

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our second amended and restated bylaws, as described under “Stockholder Proposals.”

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy materials for the 2022 annual meeting of stockholders must be received by the Secretary of the Company no later than December 31, 2021, or otherwise as permitted by applicable law. The form and substance of these proposals must satisfy the requirements established by the Company’s second amended and restated bylaws and the SEC.

Additionally, stockholders seeking to recommend a director candidate or who intend to present a stockholder proposal at the 2022 annual meeting of stockholders not intended to be included in the proxy materials must provide the Secretary of the Company with written notice of the proposal no earlier than 120 days before the anniversary of the preceding year’s annual meeting of stockholders and no later than 90 days before the anniversary of the preceding year’s annual meeting of stockholders (provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, then such dates shall not be earlier than 120 days before the date of the annual meeting and not later than the later of 100 days before the date of the annual meeting and 10 days after the first public announcement of the date set for the meeting is made, whether or not such first public announcement constitutes notice of the meeting to stockholders). A stockholder nomination or written notice of a stockholder proposal at the 2022 annual meeting of the stockholders not intended to be included in the proxy materials must be provided no earlier than February 10, 2022, and no later than March 12, 2022. Notice must be tendered in the proper form prescribed by our second amended and restated bylaws. Proposals not meeting the requirements set forth in our second amended and restated bylaws will not be entertained at the annual meeting.

Any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the nominating and corporate governance committee, the committee that recommends nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with the information required by our second amended and restated bylaws, which includes: (a) all information relating to such nominee that would be required to be disclosed in a proxy statement for the election of such nominee as a director and such nominee’s written consent to serve as a director if elected and (b) such other information as the Company may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company or that the Company believes could be material to a reasonable stockholder’s understanding of the independence (both from management and from the stockholders or, if the proposal is made on behalf of a beneficial owner other than the stockholder of record, from such beneficial owner) or qualifications of such nominee. The nominating and corporate governance committee is not required to consider director candidates received after the applicable date or without the required information. The nominating and corporate governance committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption “Proposal No. 1—Election of Directors—Nomination of Directors.” Director candidates who are then nominated by the Board will be included in the Company’s proxy statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our 2020 annual report to stockholders for the fiscal year ended December 31, 2020, including audited financial statements, accompanies this proxy statement.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and other information may be obtained without charge upon written request addressed 5320 Legacy Drive, Plano, Texas 75024 or by telephone at (972) 865-2219, in each case Attention: Secretary.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

ANNUAL MEETING OF REATA PHARMACEUTICALS, INC. Date: June 10, 2021 Time: 8:00 a.m. (Central Daylight Time) Place: Annual meeting to be held live via the Internet – please visit www.proxydocs.com/RETA for more details. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3. 1: Election of Class III Directors For Withhold Directors Recommend 01 William D. McClellan, Jr. For 02 William E. Rose For Against Abstain 2: To approve, on an advisory basis, the compensation of our named executive officers. For 3: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. For Against Abstain For 4: The transaction of such other business as may properly come before the meeting or at any and all adjournments or postponements thereof. TO ATTEND the Annual Meeting of Reata Pharmaceuticals, Inc. and vote your shares, please visit www.proxydocs.com/RETA to register for the virtual meeting. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Reata Pharmaceuticals, Inc. to be held on Wednesday, June 10, 2021 8:00 a.m. (Central Daylight Time) for Holders as of April 15, 2021 This Proxy is Solicited on Behalf of the Board of Directors INTERNET VOTE BY: TELEPHONE Call (U.S. and Canada only) 866-250-6195 Go To www.proxypush.com/RETA Cast your vote online. Have your Proxy Card/Voting Instruction Form Ready. View Meeting Documents. OR Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. MAIL OR Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints J. Warren Huff and Manmeet S. Soni, each with full power to act alone and with full power of substitution and revocation, as proxies for the undersigned and authorizes them, and each of them, to attend the Annual Meeting of Stockholders, or the Annual Meeting, on Thursday, June 10, 2021 at 8:00 a.m. (Central Daylight Time) any adjournment or postponement thereof, and to vote the number of shares of common stock of Reata Pharmaceuticals, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting upon the matters specified herein and to vote in their discretion upon such other matters as may be properly brought before the Annual Meeting, revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, AND FOR THE PROPOSALS IN ITEMS 2 AND 3. PROXY TABULATOR FOR REATA PHARMACEUTICALS, INC. P.O. BOX 8016 CARY, NC 27512-9903

Please separate carefully at the perforation and return this portion in the envelope provided. Revocable Proxy — Reata Pharmaceuticals, Inc. Annual Meeting of Stockholders June 10, 2021 8:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints J. Warren Huff and Manmeet S. Soni, each with full power to act alone and with full power of substitution and revocation, as proxies for the undersigned and authorizes them, and each of them, to attend the Annual Meeting of Stockholders, or the Annual Meeting, on Thursday, June 10, 2021 at 8:00 a.m. (Central Daylight Time) and any adjournment or postponement thereof, and to vote the number of shares of common stock of Reata Pharmaceuticals, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting upon the matters specified herein and to vote in their discretion upon such other matters as may be properly brought before the Annual Meeting, revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)